--------------------------------------------------------------------------------

     [GRAPHIC OMITTED][GRAPHIC OMITTED]

     Form SB-2/A

     M WISE INC - N/A
     Filed: May 26, 2004 (period: )

     Pre-effective amendment to an SB-2 filing

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 2004
                                                     REGISTRATION NO. 333-106160




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 8


                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  M-WISE, INC.
           (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

           DELAWARE                       4812                   11-3536906
           --------                       ----                   ----------
   (STATE OR JURISDICTION OF        PRIMARY SIC CODE            (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)


         3 Sapir Street                             The Company Corporation
 Herzeliya Pituach, Israel 46852                2711 Centerville Road, Suite 400
   Telephone +972-9- 9611212                       Wilmington, Delaware 19808
(Address, including zip code, and                   Telephone (800) 420-9771
telephone number, including area code              (Name, address, including
of Registrant's principal executive offices)    area code, of agent for service)
 zip code, and telephone number, including




copy to:
                             Jay M. Kaplowitz, Esq.
                   Gersten, Savage, Kaplowitz, Wolf & Marcus,
                                       LLP
                         101 East 52nd Street, 9th floor
                            New York, New York 10022
                     Tel. (212) 752-9700; Fax (212) 980-5192

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

           If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]






                                   CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum     Proposed Maximum
     Title of Each Class of          Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered     Be Registered      Per Share(1)        Offering Price   Registration Fee


common stock offered by

selling stockholders...........  6,000,000                $ 0.16              $ 960,000          $77.66

Total..........................  6,000,000                                    $ 960,000          $77.66 (2)









       (1) Estimated solely for purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $0.16 per share pursuant to Rule 457(a). The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock shall trade. Fee rate is $80.90 per $1 million pursuant to Release 33-8095.
       (2) Filing fee paid with initial filing.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    Subject to Completion, Dated July 9, 2004



        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             PRELIMINARY PROSPECTUS

                                  M-WISE, INC.
                        6,000,000 SHARES OF COMMON STOCK

      The 6,000,000 shares of our common stock are being offered by the selling stockholders. The expenses of the offering, estimated at $80,000, will be paid by us and Hilltek Investments Limited, the selling stockholder herein. We will not receive any proceeds from the sale of shares by the selling stockholder. The offering by the selling stockholder will last for a period of twelve months from the date of this prospectus. There is currently no trading market for our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

Initial Offering Price             Sales Commissions      Total to selling
                                                            stockholders

Per share         $0.16                   (1)               $0.16

Total             $ 960,000               (1)               $ 960,000




        (1) We will not receive any proceeds from this offering. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold. The shares offered by the selling security holder will be sold at $0.16 per share until our shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.





                   The date of this prospectus is ____, 2004.

[GRAPHIC OMITTED][GRAPHIC OMITTED]0


ILLUSTRATION: SCHEMATIC ARCHITECTURE OF M-WISE CORE TECHNOLOGY " THE MOMA GATEWAY PLATFORM

                               PROSPECTUS SUMMARY

      The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus. All references to share amounts herein reflect a six-for-one forward split of our common stock on November 20, 2003 and the conversion of all shares of preferred stock into common stock on November 19, 2003.

   THE COMPANY

      We develop, manufacture and support an application gateway marketed under the brand MOMA Gateway. MOMA provides middleware technology that mediates and integrates between various key enterprise applications such as billing, reporting, provisioning, third-party management, development, content, customer relationship management and application platforms for cellular operators and other wireless application service providers. Our clients include prominent global wireless application service providers and wireless operators.


      Our technology allows our clients to enable consumers to utilize and purchase data and multimedia value added services, such as applications for handset personalization (ring tones and images, for example), news, entertainment and chat via cellular phones and other wireless devices. We primarily operate through original equipment manufacturers (OEMs) and regional sales representatives to sell our products. Our revenues are primarily derived from license fees and we spend a significant portion of our revenues on continuing research and development. Our cumulative losses as of March 31, 2004 were $9,700,867. The segment of the technology industry in which we operate has been characterized by volatility and financial instability.


SUMMARY CONSOLIDATED FINANCIAL DATA


The following summary consolidated financial data and other data are qualified by reference to, and should be read in conjunction with, our financial statements and their related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis." The selected statement of operations data shown below for the fiscal years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2003 are derived from our audited financial statements and the selected statement of operations data shown below for the three months ended March 31, 2004 and 2003 and the balance sheet data as of March 31, 2004 are derived from our unaudited interim financial statements included elsewhere in this prospectus.


Statement of Operations Data:



                                                   YEAR ENDED              THREE MONTHS ENDED
                                                   December 31,                  March 31,
                                                 2003         2002           2004         2003

                                            (restated)

Sales                                      $   361,721   $ 1,051,975    $   123,969   $   155,695
Cost of Sales                              $   126,633   $    89,719    $     8,267   $    28,650
Gross Profit                               $   235,088   $   962,256    $   115,702   $   127,045
General and Administrative Expenses        $ 1,277,979   $ 1,129,059    $   278,915   $   482,538
Research and Development Expenses          $   282,845   $ 1,243,219    $    54,989   $   161,468
Gain (Loss) from discontinued operations   $   524,917   $  (893,421)          --     $   (71,802)
Net Loss                                   $ 1,139,237   $ 2,726,828    $   219,103   $   692,077







                                                           As of

                                            December 31,      March  31,
                                               2003            2004

                                                     (restated)


Balance Sheet Data:

Current Assets                              $  110,421            $207,416
Total Liabilities                           $2,919,034          $3,221,847
Stockholders' Equity (Deficiency)          $(2,494,418)        $(2,705,252)



THE OFFERING


      The offering is being made by the selling stockholders.


         Securities Offered:.....................       6,000,000 shares of common stock.

         Initial Offering Price..................       $0.16 per share.

         Offering Period:........................       Until 12 months from the date of this prospectus.

     Risk Factors................................       The securities offered hereby involve a high degree of
                                                        risk and immediate substantial dilution and should not
                                                        be purchased by investors who cannot afford the loss
                                                        of their entire investment. See "Risk Factors".

     Common stock Outstanding(1) Before Offering:       69,506,898 shares

     Common stock Outstanding(1)  After Offering:       69,506,898 shares


(1) Does not include up to 7,362,858 shares of common stock issuable upon the exercise of outstanding warrants and 43,858,872 shares of common stock reserved under employee option plans pursuant to which additional shares may be issued. All above mentioned calculations were made on a fully diluted basis, whereby the exercise of all warrants and options reserved for grant under our employee stock option plans were calculated as if all such warrants and options were exercised.

         Our corporate offices are located at 3 Sapir Street, Herzeliya Pituach, Israel 46852, and our telephone number is +972-9- 9611212. Information contained on our web pages at "www.m-wise.com" does not constitute part of this prospectus.

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

WE HAVE HAD OPERATING LOSSES AND LIMITED REVENUES TO DATE AND DO NOT EXPECT TO BE PROFITABLE IN THE FORESEEABLE FUTURE.


           We have incurred net losses for each of the years ended December 31, 2003 and 2002 in the amounts of $1,139,237 and $2,726,828, respectively, and for the three months ended March 31, 2004 and 2003 in the amounts of $219,103 and $692,077 , respectively. We expect to continue to incur losses for at least the foreseeable future. Through March 31, 2004, we had an accumulated deficit in the amount of $9,700,867. We also have had limited revenues. Revenues for the years ended December 31, 2003 and 2002 were $361,721 and $1,051,975, respectively, and for the three months ended March 31, 2004 and 2003 were $123,969 and $155,695, respectively. There can be no assurance that we will achieve or sustain profitability in the foreseeable future.


WITHOUT ADDITIONAL EQUITY OR DEBT FINANCING WE CANNOT CARRY OUT OUR
BUSINESS PLAN.

           Our current business plan involves substantial costs, primarily those costs associated with the restructuring of our subsidiaries and supporting the sales efforts of our channel partners. While cash generated by our operations will cover most of such costs, any current anticipated revenues will be insufficient to cover all of such costs. If we are unable to secure additional equity or debt financing our results of operations will be adversely affected.

THE TIMING OF OUR SALES COULD FLUCTUATE AND LEAD TO PERFORMANCE DELAYS.

           The timing of our sales have fluctuated in the past and, we believe, are likely to continue to fluctuate from period to period depending on a number of factors, including but not limited to the timing and receipt of significant orders, the timing of milestone payments within the license schedules, the timing of completion of contracts, increased competition, or changes in the demand for our products and services. Timing of sales could cause a lack of cash and delay our completion of contracts, and we could face cancellation of contracts for that reason, which could have a materially adverse impact on our operations.

OUR STOCKHOLDERS HAVE PRE-EMPTIVE RIGHTS TO PURCHASE SECURITIES OF M-WISE, WHICH COULD IMPAIR OUR ABILITY TO RAISE CAPITAL.

           Except for certain exempt issuances set forth in the Investors' Rights Agreement, certain of our stockholders have certain pre-emptive rights to purchase their pro-rata portion of any of our securities which we may, from time to time, propose to sell and issue. Unless these rights are waived by certain of our stockholders, the delay occasioned by the procedures inherent in the pre-emptive right could make it difficult or impossible for us to secure outside equity financing.

WE OPERATE INTERNATIONALLY AND ARE SUBJECT TO CURRENCY FLUCTUATIONS, WHICH COULD CAUSE US TO INCUR LOSSES EVEN IF OUR OPERATIONS ARE PROFITABLE.

           We currently operate directly and through original equipment manufacturers (OEMs) and regional sales representatives in the European Union, United Kingdom, Singapore and Taiwan. Our research and development operations are conducted in Israel and we expect to operate in additional markets, each with its own currency. Contracts can be denominated in one of several currencies. A change in currency rates could cause us losses as we perform under the contract or as we are paid. We do not engage in currency trading operations to minimize this risk, but we might if warranted in the future. Also, our revenues earned abroad may be subject to taxation by more than one jurisdiction, and this could have the effect of reducing our earnings.

WE ARE DEPENDENT UPON CERTAIN MAJOR CUSTOMERS, AND THE LOSS OF ONE OR MORE OF SUCH CUSTOMERS COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.


           During the year ended December 31, 2003, approximately 78% of our sales were from sales to one customer. During the year ended December 31, 2002, approximately 73% of our sales were from sales to three customers, and 36% of sales were to one customer. During the three months period ended March 31, 2004, approximately 53% of our sales were from sales to two customers and 33% of sales were to one customer. The agreement with a customer typically includes a down payment over a period in which our system is installed, and subsequent payments which are a function of actual use by the end-users of the system. At the current stages of our business, the loss of any one of our major customers would seriously affect our revenues and profit.


OUR AUDITORS HAVE RENDERED A GOING CONCERN EMPHASIS OPINION ON OUR FINANCIAL STATEMENTS.

           Our auditors have expressed concern as to our ability to continue as a going concern. If our business is ultimately unsuccessful, the assets on our balance sheet could be worth significantly less than their carrying value and the amount available for distribution to stockholders on liquidation would likely be insignificant.

PENNY STOCK RULES COULD MAKE IT HARD TO RESELL YOUR SHARES.

           Our common stock does not meet the listing requirements for any trading market other than the OTC Bulletin Board. The OTC Bulletin Board may not approve our listing. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in securities analysts' and the news media's coverage of us, and lower prices for our securities than might otherwise be attained.

           In addition, the "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's consent prior to sale. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

U.S. INVESTORS MAY HAVE TROUBLE IN ATTEMPTING TO ENFORCE LIABILITIES BASED UPON U.S. FEDERAL SECURITIES LAWS AGAINST US AND OUR SUBSIDIARIES AND OUR NON-U.S. RESIDENT DIRECTORS.

           Our research and development operations are conducted through our subsidiary, m-Wise Ltd., which is incorporated and located in Israel, and our marketing and sales operations are conducted either directly by us or through original equipment manufacturers (OEMs) and regional sales representatives. All of our tangible assets are located outside the United States. In addition, all of our directors are non-US citizens. As a result, it may be difficult or impossible for United States investors to serve process within the United States upon management or to enforce a judgment upon management for civil liabilities in United States courts.

RISKS RELATED TO OUR LOCATION IN ISRAEL

OUR RESEARCH AND DEVELOPMENT FACILITIES ARE LOCATED IN ISRAEL AND WE HAVE IMPORTANT FACILITIES AND RESOURCES LOCATED IN ISRAEL WHICH COULD BE NEGATIVELY AFFECTED DUE TO MILITARY OR POLITICAL TENSIONS.

           Our Israeli subsidiary, m-Wise Ltd., is incorporated under the laws of the State of Israel and our research and development facilities as well as significant executive officers are located in Israel. Although a substantial portion of our sales are currently being made to customers outside of Israel, political, economic and military conditions in Israel could nevertheless directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Several Arab countries still restrict business with Israeli companies which may limit our ability to make sales in those countries. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses.

CERTAIN OF OUR OFFICERS AND EMPLOYEES ARE REQUIRED TO SERVE IN THE ISRAEL DEFENSE FORCES AND THIS COULD FORCE THEM TO BE ABSENT FROM OUR BUSINESS FOR EXTENDED PERIODS.

           Several of our male employees located in Israel are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. The loss or extended absence of any of our officers and key personnel due to these requirements could harm our business.

THE RATE OF INFLATION IN ISRAEL MAY NEGATIVELY IMPACT OUR COSTS IF IT EXCEEDS THE RATE OF DEVALUATION OF THE NIS AGAINST THE DOLLAR.


           Substantially all of our revenues are denominated in dollars or are dollar-linked, but we incur a portion of our expenses, principally salaries and related personnel expenses in Israel, in New Israeli Shekels (NIS). In 2003, 33%, and in the three months ended March 31, 2004, 53% of our costs were incurred in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the US Dollar or that the timing of this devaluation will lag behind inflation in Israel. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 USE OF PROCEEDS

           We will not receive any proceeds from the sale of the securities being registered herein.

DIVIDEND POLICY

           We have not paid any dividends on our common stock. We are prohibited from paying dividends under certain promissory notes in the aggregate principal amount of $1.8 million held by Syntek Capital AG and DEP Technology Holdings Ltd. We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



           There is currently no market for our securities, including our common stock being offered herein, and there has never been a market for our common stock. As of July 8, 2004, there were 11 record holders of stock of our common stock.

         There are currently outstanding warrants for the purchase of 7,362,858 shares of common stock and 43,858,872 shares of common stock reserved under employee stock option plans pursuant to which additional shares may be issued.As of July 8, 2004, 69,506,898 shares of common stock are issued and outstanding, including the 6,000,000 shares of common stock which have been registered for resale in this prospectus. There are 63,506,898 shares of common stock or common stock equivalents which can be resold in the public market in reliance upon the safe harbor provisions of Rule 144.



           We are a party to an Investors' Rights Agreement dated January 11, 2001, with certain of our stockholders. Under this agreement, we agreed to provide certain holders of our stock with demand registration rights, applicable six months after the effective date of this registration statement (12 months in the case of a registration statement on Form S-3); to file our reports in accordance with Section 13 of the Securities Exchange Act of 1934 and otherwise ensure that our financial information is "publicly available" for purposes of Rule 144; provide the investors thereunder with copies of our financial statements on a periodic basis; provide access to our books and records; and obtain key man life insurance in the amount of $1,000,000 on each of Messrs. Broudo and Ben-Asulin (which has not been complied with); and provide certain of our stockholders with a right of first refusal to purchase newly issued m-Wise securities, subject to certain exempt issuances. The holders were also granted certain registration rights which are inapplicable to this registration statement. Certain rights under the Investors' Rights Agreement terminate immediately prior to a firm commitment underwriting under the Securities Act or a public offering effected on the London, Paris or Frankfurt Stock Exchanges, provided such firm commitment underwriting is for no less than $20,000,000 net of underwriting discounts and commissions and such underwriting reflects m-Wise a pre-money valuation of no less than $60,000,000.



EQUITY COMPENSATION PLAN INFORMATION

---------------------------- -------------------------- -------------------------- --------------------------
Plan category                Number of Securities to    Weighted-average           Number of securities
                             be issued upon exercise    exercise price of          remaining available for
                             of outstanding options,    outstanding options,       future issuance under
                             warrants and rights        warrants and rights        equity compensation
                                                                                   plans (excluding
                                                                                   securities reflected in
                                                                                   column (a))
---------------------------- -------------------------- -------------------------- --------------------------

Equity compensation plans    51,179,802                 $ 0.0066                   41,928
approved by security
holders
---------------------------- -------------------------- -------------------------- --------------------------
Equity compensation plans    0                          $ -                        0
not approved by security
holders
---------------------------- -------------------------- -------------------------- --------------------------


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

           We were incorporated in February 2000 and commenced operations immediately thereafter. We initially primarily provided pan-European wireless application service provider operations by hosted MOMA Gateway services to customers in the United Kingdom, Spain, France and Italy. We established data centers in Spain, Italy and France that were connected to our main data center in the United Kingdom. We had connectivity and billing arrangements with cellular operators that enabled us to provide our hosted services. Altogether we were enabling delivery and billing of value added data services to over 100 million wireless users by our clients, such as content and media providers, advertising agencies and entertainment companies.

           We gained strong credibility and experience as a wireless application service provider during calendar 2000 and 2001, while we continued to build and develop our wireless middleware product. The wireless application service providers' operations provided us the ability to commercially test our product across multiple geographic and vertical markets, to test our Gateway's management of multiple applications and services across various operators and partners, and to test our time-to-market and cost efficiencies in developing value added services using different protocols for the transmission of data and methods of user service interactions (e.g. SMS, IVR and J2ME). SMS, which stands for Short Messaging Service, is built into all GSM cellular phones and enables subscribers to send and receive text messages of up to 160 characters. IVR, which stands for Interactive Voice Response, is utilized, among others, for billing certain value added services using premium-rate fixed-line phone systems. J2ME, which utilizes Java programming technology built into certain cellular phones, enables applications to be written once for a wide range of devices, to be downloaded dynamically, and to leverage each device's native capabilities. However, we lacked sufficient financial and management resources to dominate the pan-European wireless application service providers market and achieve profitability. During the year ended December 31, 2001 we had no revenues and a net loss of $4,442,913. By December 31, 2001 we had invested $569,389 in equipment and had capital and lease costs of $84,414.

           Due to the high costs and low revenues in the European wireless application service provider (ASP) market, in 2002 our management decided to transition our focus away from pan-European wireless application service providers, toward installing and licensing our middleware technology at cellular operators and wireless application service providers worldwide, and to operate through original equipment manufacturers (OEMs) and regional sales representatives to sell our products. Therefore, our management decided to liquidate, or allow the liquidation of the UK subsidiary, m-Wise Ltd, and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. Our UK subsidiary was dissolved pursuant to Section 652A of the Companies Act of 1985 on November 11, 2003. We are in the process of contacting the registrar in each of the countries of the subsidiaries of the UK subsidiary, to notify them that each subsidiary has ceased doing business and to request the dissolution of each subsidiary. As of November 11, 2003 we invested $3.2 million in the UK subsidiary and its subsidiaries. The operations of those subsidiaries were accounted for as discontinued operations in the financial statements.

           Our shift away from hosted wireless application services using our gateway enabled us to focus more on the core middleware benefits of our technology in fiscal 2002. This shift toward installed gateways also coincided with growing interest, as documented by wireless industry analysts, among cellular operators and service providers for wireless middleware's capability to support strategic service delivery.

           In fiscal 2002 we channeled our research and development efforts to enhance and update our middleware technology to interface with advanced and emerging wireless technologies such as MMS (Multimedia Messaging Service - delivery of highly enhanced images and audio files) and J2ME. We also upgraded our middleware platform to incorporate modules for application deployment and management, for centralized management of multiple value added services and multiple third-party content and media providers, and for managing increased data traffic and real-time billing and reporting requirements.

            In fiscal 2002 we restructured our sales efforts toward establishing distribution channels via original equipment manufacturers (OEMs) and partnerships with major IT vendors and system integrators. During this period, we took important steps to move from a direct sales strategy to using channel partners and original equipment manufacturers to distribute our products. We are therefore building partnerships with large original equipment manufacturers and system integrators that already have large sales teams, existing relationships with cellular operators, the visibility and brand value to interest potential new clients and the requisite financial backing to support the long sales cycle and finance our customers where necessary.


In fiscal 2003 we had to direct our research and development resources in an effort to respond to specific business opportunities that were introduced to us by our distributors and original equipment manufacturers and to be able to meet our customers enhanced requirements in elements such as increased transactions volume support and new J2ME possibilities. We also had to make significant cuts in our expenses to offset the effects of the delay in finalizing agreements with several prospective clients. We believe that we have managed to do so without affecting the quality of our products and the level of customer service we provide. We believe that our current product offering is very attractive to the market both in terms of quality and price tag.


       Revenues



     We experienced rapid revenue growth between the years ended December 31, 2000 and December 31, 2002. Our revenues grew from $26,216 in the year ended December 31, 2000 to $1,051,975 in the year ended December 31, 2002, however, we experienced a sharp decline in our revenues during the year ended December 31, 2003 to $361,721, a decrease of 66% which management believes resulted from a generally soft telecommunications sector and demonstrates the dynamic nature of our business. A significant portion of the decline in revenues related to the decline in business from Comtrend (from $403,870 in 2002 to $11,480 in 2003. The 2002 Comtrend revenues were from the sale of the license, while in 2003 Comtrend revenues was limited to support fees. Our growing dependency on third parties' marketing capability and our significantly reduced sales resources prevented us from achieving enough sales in that fiscal year. Management believes that our efforts to refocus our resources towards building relationships with OEMS may yield additional contracts, which, if obtained, may reverse our declining revenue trend. Although we are in negotiations for several new contracts there can be no assurance that such contracts will be secured or that they will generate significant revenue. We derive revenues from product sales, licensing, revenue share, customer services and technical support.

         When we license our MOMA Gateway solutions to our customers we generate revenues by receiving a license payment, ongoing support fees which are typically 15% of the annual license payment, and professional service fees which are generated from our customers request for additional training, IT administration and tailoring of our products for their specific needs. When we license our products to our customers we install our product at a location specified by our client. We also derive revenue through our hosted services, whereby we enable customers to remotely use features of our MOMA Gateway (such as a mobile content sales and delivery service for ring tones and color images), which is installed and hosted at our location, and receive a set-up fee for launching the services for them, as well as a portion of our customer's revenues generated through our platform. When we provide hosted services we maintain the MOMA Gateway at our location on behalf of our customer.

           Customers and customer concentration. Historically we have derived the majority of our revenues from a small number of customers and, although our customer base is expanding, we expect to continue to do so in the future. In the three months ended March 31, 2004, approximately 33% of our sales were derived from sales to one non-affiliated customer (iTouch PLC). In the year ended December 31, 2003, approximately 78% of our sales were derived from sales to this customer.



           Geographical breakdown. We sell our products primarily to customers in Europe and the Far East. For the three months ended March 31, 2004, we derived 85% of our revenues from sales in Europe and 15% of our revenues from sales in the Far East. Of these revenues 72% were derived from sales by the company and 28% of our revenues were derived from sales by our subsidiary. For the year ended December 31, 2003, we derived 97% of our revenues from sales in Europe and 3% of our revenues from sales in the Far East. Of these revenues, 97% were derived from sales by the company and 3% of our revenues were derived from sales by our subsidiary. For the year ended December 31, 2002, we derived 75% of our revenues from sales in Europe and 25% of our revenues from sales in the Far East. Of these revenues, 63% were derived from sales by the company and 37% of our revenues were derived from sales by our subsidiaries. Sales in the Far East declined, as we did not succeed in acquiring new customers in that region. We did not lose any customer in the region, and continued to generate revenues, though marginal, from customers we acquired in previous years.

Cost of revenues

Customer services and technical support cost of revenues consist of the salary and related costs for our technical staff that provide those services and support and related overhead expenses.

Operating expense

     Research and development. Our research and development expenses consist primarily of salaries and related expenses of our research and development staff, as well as subcontracting expenses. All research and development costs are expensed as incurred except equipment purchases that are depreciated over the estimated useful lives of the assets.

     General and administrative. Our general and administrative expenses consist primarily of salaries and related expenses of our executive, financial, administrative and sales and marketing staff. These expenses also include costs of professional advisors such as legal and accounting experts, depreciation expenses as well as expenses related to advertising, professional expenses and participation in exhibitions and tradeshows.

     Financing income and expenses

      Financing income consists primarily of interest earned on our cash equivalents balances and other financial investments and foreign exchange gains. Financing expenses consist primarily of interest payable on bank loans and foreign exchange losses.

        Critical Accounting Policies. We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of the periods presented. To fully understand and evaluate our reported financial results, we believe it is important to understand our revenue recognition policy.



         Revenue recognition. Revenues from products sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"), Statement of Position 97-2 "Software Revenue Recognition" and Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". The Company has primarily short-term contracts whereby revenues and costs in the aggregate for all contracts is expected to result in a matching of gross profit with period overhead or fixed costs similar to that achieved by use of the percentage-of-completion method. Accordingly, financial position and results of operations would not vary materially from those resulting from the use of the percentage-of- compltion method. Revenue is recognized only after all the three stages of deliverables are complete; installation, approvalof acceptance tests results by the customer and when the product is successfullyput into real-life application. Customers are billed, according to individual agreements, a percentage of the total contract fee upon completion of work in each stage; approximately 40% for installation, 40% upon approval of acceptance tests by the customer and the balance of the total contract price when the software is successfully put into real-life application. The revenues, less its associated costs, are deferred and recognized on completion of the contract and customer acceptance. Amounts received for work performed in each stage are not refundable.



         On-going service and technical support contracts are negotiated separately at an additional fee. The technical support is separate from the functionality of the products, which can function without on-going support.

             Technology license revenues are recognized in accordance with SAB No. 101 at the time the technology and license is delivered to the customer, collection is probable, the fee is fixed and determinable, a persuasive evidence of an agreement exists, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

            Revenue share is recognized as earned based on a certain percentage of our clients' revenues from selling services to end users. Usage is determined by receiving confirmation from the clients.

            Revenues relating to customer services and technical support are recognized as the services are rendered ratably over the period of the related contract.

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

REVENUES

License fees and products. Revenues from license fees and products decreased 73% to $24,708 for the three months ended March 31, 2004 from $90,000 for the same period in 2003, primarily due to our growing dependency on third parties' marketing capability and our significantly reduced sales resources which prevented us from achieving enough sales in this period.

Revenue share. Revenues from revenue share increased 363% to $1,460 for the three months ended March 31, 2004 from $315 for the same period in 2003.

Customer services and technical support. Revenues from customer services and technical support increased 50% to $97,801 for the three months ended March 31, 2004 from $65,380 for the same period in 2003. The increase primarily consisted of revenues from ongoing customers who were not our customers during the first three months of 2003.



Cost of revenues


Customer services and technical support. Cost of customer services and technical support decreased 71% to $8,267 for the three months ended March 31, 2004 from $28,650 for the same period in 2003. This decrease was primarily due to a $20,383 decrease in payroll and related expenses.


Operating expenses


Research and development. Research and development expenses decreased 66% to $54,989 for the three months ended March 31, 2004 from $161,468 for the same period in 2003. This decrease was primarily due to a $42,387 decrease in payroll and related expenses due to a reduction in the number of employees involved in research and development from 7 on March 31, 2003 to 5 on March 31, 2004. Since our products are now substantially developed, we reduced the number of our employees engaged in research and development. We do not currently intend to continue to reduce our research and development activities. We believe that we have assembled a small core of highly skilled and efficient technical personnel sufficient to conduct our current and future research and development activities; and a $52,170 government grant received during the three months ended March 31, 2004. Research and development expenses, stated as a percentage of revenues, decreased to 44% for the three months ended March 31, 2004 from 104% for the same period in 2003.



General and administrative. General and administrative expenses decreased 42% to $278,915 for the three months ended March 31, 2004 from $ 482,538 for the same period in 2003. This decrease was primarily due to a $256,141 decrease in payroll and related expenses mainly due to options granted for employee services in the three months ended March 31, 2003. General and administrative expenses, stated as a percentage of revenues, decreased to 225% for the three months ended March 31, 2004 from 310% for the same period in 2003.

Financing income and expenses

Financing income. Our Financing income increased 33,327% to $7,354 for the three months ended March 31, 2004 from $22 for the same period in 2003.

Financing expenses. Our financing expenses increased 147% to $8,255 for the three months ended March 31, 2004 from $3,336 for the same period in 2003.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO
YEAR ENDED DECEMBER 31, 2002

Revenues


      License fees and Products. Revenues from license fees and products decreased 83% to $147,450 for the year ended December 31, 2003 from $883,520 for the same period in 2002, primarily due to our corporate restructuring process and the change in the sales strategy involving a transition from direct sales to indirect sales (mainly local sales representatives and original equipment manufacturers agreements).



 Revenue share. Revenues from revenue share increased 194% to $22,800 for the year ended December 31, 2003 from $7,760 for the same period in 2002.


     Customer services and technical support. Revenues from customer services and technical support increased 19% to $191,471 for the year ended December 31, 2003 from $160,695 for the same period in 2002. The increase primarily consisted of revenues from ongoing customers who were not our customers during 2002.


Cost of revenues


Customer services and technical support. Cost of customer services and technical support increased 41% to $126,633 for the year ended December 31, 2003 from $89,719 for the same period in 2002.


Operating expenses


     Research and development. Research and development expenses decreased 77% to $282,845 for the year ended December 31, 2003 from $1,243,219 for the same period in 2002. This decrease was primarily due to a reduction in the number of employees involved in research and development from 13 on December 31, 2002 to 5 on December 31, 2003. Since our products are now substantially developed, we reduced the number of our employees engaged in research and development. We do not currently intend to continue to reduce our research and development activities. We believe that we have assembled a small core of highly skilled and efficient technical personnel sufficient to conduct our current and future research and development activities. This decrease was also partially due to a $111,806 grant received from a joint Israeli Singapore government program. Research and development expenses, stated as a percentage of revenues, decreased to 78% for the year ended December 31, 2003, from 118% for the same period in 2002.

         General and administrative. General and administrative expenses increased 13% to $1,277,979 for the year ended December 31, 2003 from $1,129,059 for the same period in 2002. The increase in general and administrative expenses was primarily due to a $132,477 increase in consulting expenses and a $289,697 increase in professional services expenses, partially offset by a $150,847 decrease in marketing expenses, a $42,673 decrease in rent expenses and a $18,864 decrease in travel expenses. General and administrative expenses as a percentage of revenues increased to 353% for the year ended December 31, 2003 from 107% for the same period in 2002. Our marketing expenses significantly decreased during the year ended December 31, 2003 as compared to the same period in 2002 as a result of the restructuring of our sales channels. Additionally, during 2003 we received a grant from the Fund of Overseas Marketing Encouragement at the Israeli Ministry of Industry and Trade in the amount of $43,027. Sales of our products are now primarily made through regional sales representatives, channel partners, distributors and original equipment manufacturers (OEMs), each of which conduct their own marketing efforts for our products. We expect this decrease in required marketing expenses to increase our future cash flow.

Financing income and expenses


     Financing income. Our financing income increased to $138 for the year ended December 31, 2003 as compared to $0 for the same period in 2002.

     Financing expenses. Our financing expenses increased 193% to $68,556 for the year ended December 31, 2003 from $23,385 for the same period in 2002.



YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

Revenues

    License fees and Products. Revenues from license fees and products increased to $883,520 for the year ended December 31, 2002 as compared to $0 for the same period in 2001. This increase is primarily due to the fact that the revenues derived from our discontinued operations from our UK Subsidiary and its subsidiaries of $510,802 for the year ended December 31, 2001 are not included herein.

Revenue share. Revenues from revenue share increased to $7,760 for the year ended December 31, 2002 as compared to $0 for the same period in 2001. This increase is primarily due to the fact that the revenues derived from our discontinued operations from our UK Subsidiary and its subsidiaries of $5,252 for the year ended December 31, 2001 are not included herein.

     Customer services and technical support. Revenues from customer service and technical support increased to $160,695 for the year ended December 31, 2002 as compared to $0 for the same period in 2001. This increase is primarily due to the fact that the revenues derived from our discontinued operations from our UK Subsidiary and its subsidiaries of $69,840 for the year ended December 31, 2001 are not included herein.

Cost of revenues

Customer services and technical support. Cost of customer services and technical support increased to $89,719 for the year ended December 31, 2002 as compared to $0 for the same period in 2001. This increase is primarily due to the fact that the cost of revenues from our discontinued operations from our UK Subsidiary and its subsidiaries of $38,782 for the year ended December 31, 2001 are not included herein.

Operating expenses

  Research and development. Research and development expenses increased 6% to $1,243,219 for the year ended December 31, 2002 from $1,178,259 for the same period in 2001. This increase was primarily due to an increase of $358,780 in communications expenses and a $42,357 increase in travel expenses partially off set by a $316,575 decrease in salaries expenses. Research and development expenses, stated as a percentage of revenues, were 118% for the year ended December 31, 2002.

  General and administrative. General and administrative expenses decreased 19% to $1,129,059 for the year ended December 31, 2002 from $1,388,424 for the same period in 2001. This decrease was primarily due to a decrease of $256,363 in consulting expenses and a $146,160 decrease in professional services expenses partially offset by an increase of $82,132 other expenses. General and administrative expenses as a percentage of revenues were 107% for the year ended December 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES


Our principal sources of liquidity since our inception have been private sales of equity securities, stockholder loans, borrowings from banks and to a lesser extent, cash from operations. We had cash and cash equivalents of $ 77,231 as of March 31, 2004 and $32,538 as of December 31, 2003. Our initial capital came from an aggregate investment of $1.3 million from Cap Ventures Ltd. To date, we have raised an aggregate of $5,300,000 from placements of our equity securities (including the investment by Cap Ventures and a $4,000,000 investment by Syntek Capital AG and DEP Technology Holdings Ltd.). We have also borrowed an aggregate of $1,800,000 from Syntek Capital AG and DEP Technology Holdings Ltd. (See "Certain Transactions") and as of the date of this prospectus we have no funds available to us under bank lines of credit. We have a credit line agreement with Miretzky Holdings Limited. There is no amount currently outstanding under the line. The credit line is for $300,000 The credit line has no termination date and does not provide for interest payments.

Other than the said credit line agreement with Miretzky we do not have any commitments from any of our affiliates or current stockholders, or any other non-affiliated parties, to provide additional sources of capital to us. We will need approximately $1.0 million for the next twelve months for our operating costs which mainly include salaries, office rent and network connectivity, which total approximately $60,000 per month, and for working capital. We intend to finance this amount from our ongoing sales and through the sale of either our debt or equity securities or a combination thereof, to affiliates, current stockholders and/or new investors. Currently we do not believe that our future capital requirements for equipment and facilities will be material.

         Operating activities. For the three months ended March 31, 2004 we generated $67,023 of cash in operating activities primarily due to a $353,994 increase in deferred revenues, partially offset by our net loss of $219,103. In the same period in 2003, we used $162,921 of cash in operating activities primarily due to our net loss of $692,077, partially offset by a compensation expense of $345,250 related to the issuance of options for employee services, a $100,000 increase in redemption premium on shares of Series B preferred stock and $78,815 increase in trade accounts payable. For the year ended December 31, 2003 we used $52,229 of cash in operating activities primarily due to our net loss of $1,139,237 and an amount of $311,005 net assets from discontinued operations written-off, partially offset by a $440,356 increase in other payables and accrued liabilities, an amount of $384,889 Options vested for employee services and a $360,000 increase in redemption premium on shares of Series B preferred stock. For the year ended December 31, 2002, we used $1,423,304 of cash in operating activities primarily due to our net loss of $2,726,828, partially offset by a $502,950 increase in trade accounts payable, a $400,000 increase in redemption premium on shares of Series B preferred stock and $218,121 depreciation expenses. The value of our equipment decreased from $442,787 at March 31, 2003 to $250,703 at March 31, 2004 as a result of the discontinuation of our European subsidiaries which held such equipment. We disposed of our European subsidiaries.


Investing and financing activities.

    Property and equipment consist primarily of computers, software, and office equipment.


         For the three months ended March 31, 2004, net cash used in investing activities was $23,799 consisting of an investment in equipment. In the same period in 2003 net cash used in investing activities was $41,524 consisting of an investment in equipment. For the year ended December 31, 2003, net cash used in investing activities was $164,860 consisting of an investment in equipment. For the year ended December 31, 2002, net cash used in investing activities was $271,677 consisting of an investment in equipment.

    For the three months ended March 31, 2004, net cash provided by financing activities was $1,469 due to a $5,677 increase in notes payables, partially offset by a $4,208 decrease in bank indebtedness. In the same period in 2003, net cash provided by financing activities was $15,757 due to a $15,757 increase in bank indebtedness. For the year ended December 31, 2003, net cash provided by financing activities was $45,700 due to a $31,571 increase in notes payables and a $14,129 increase in bank indebtedness. For the year ended December 31, 2002, net cash provided by financing activities was $1,502,994 due to the receipt of $1,807,988 in shareholders' loans, partially offset by $300,000 in shareholders' loan repayment.


Market Risk

     We do not currently use financial instruments for trading purposes and do not currently hold any derivative financial instruments that could expose us to significant market risk.

Corporate Tax Rate


     Our net operating loss carry-forwards in the United States for tax purposes amount to approximately $9.3 million as of March 31, 2004.


Impact of Inflation and Currency Fluctuation


Substantially all of our revenues are denominated in dollars or are dollar-linked, but we incur a portion of our expenses, principally salaries and related personnel expenses in Israel, in New Israeli Shekels (NIS). In 2003, 33%, and in the three months ended March 31, 2004, 53% of our costs were incurred in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the US Dollar or that the timing of this devaluation will lag behind inflation in Israel. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected.


Our auditors have included an explanatory paragraph in their report on our financial statements, relating to the uncertainty of our business as a going concern, due to our limited operating history, our lack of historical profitability, and limited funds. Management believes that it will be able to raise the required funds for operations from bank financings, or from one or more future offerings, and to be able to achieve our business plan. Risks inherent in the business as discussed under the caption "Risk Factors" may affect the outcome of Management's plans.

                                    BUSINESS


BACKGROUND

           We were incorporated in Delaware in February 2000 under the name of Wireless Auctions, Inc. We develop, manufacture, market and support a software and hardware-based wireless application gateway marketed under the brand MOMA Gateway. A gateway, in the wireless industry, is an entry point for services and content from different types of media (such as the Internet, magazines, television) into the mobile networks, and through them to their customers-mobile phone users. The MOMA Gateway enables cellular operators and wireless application service providers to provide data and multimedia value-added services and content to their customers such as: person to person telephone calls, text messaging, ring tones, sports news and alerts, pictures and TV voting for contest shows, over wireless networks. Our gateway is an end-to-end application and middleware platform that includes monitoring, billing, reporting, content management, customer care, application development, generic application engines, third-party provisioning and centralized third-party management tools. These services are called value-added services in the wireless industry. Our platforms have been utilized since March 2000 in over 300 applications across more than 20 European and Asian networks for over 50 various internationally known content and media providers. These include applications such as games, information services, alerts, advertising and promotions, which were developed and delivered on a hosted basis for content and media providers, through our wholly-owned UK subsidiary and its Italian, French and Spanish subsidiaries. In the second half of 2002, we ceased operating and owning hardware infrastructure in order to concentrate on licenses and installed sales of our technology, and the operations of our UK subsidiary and its European subsidiaries were discontinued. Shay Ben-Asulin and Mordechai Broudo were the directors of our wholly-owned UK subsidiary. Our UK subsidiary had three wholly-owned subsidiaries: (i) m-Wise s.a.r.l. (France), which previously provided sales and customer support in France, the sole officer and director is Mordechai Broudo, our Chief Executive Officer; (ii) m-Wise S.r.l. (Italy), which previously provided sales and customer support in Italy, the sole officer and director is Shay Ben-Asulin, our Chairman and Secretary; and (iii) m-Wise Spain, S.L, which previously provided sales and customer support in Spain, the sole officer and director is Mordechai Broudo. Our Israeli subsidiary is legally active in its jurisdiction of incorporation, however, our UK subsidiary was dissolved pursuant to Section 652A of the Companies Act of 1985 on November 11, 2003. We are in the process of contacting the registrar in each of the countries of the subsidiaries of the UK subsidiary, to notify them that each subsidiary has ceased doing business and to request the dissolution of each subsidiary. The liquidation of our UK subsidiary and its subsidiaries is not likely to affect our revenues in Europe as our European clients contract directly with us, or via a channel partner.

           We operate mainly through m-Wise Ltd., our wholly-owned subsidiary in Israel. The officers of our Israeli subsidiary are Mordechai Broudo, Chief Executive Officer, Shay Ben-Asulin, Chairman, Asaf Lewin, Chief Technology Officer, and Gabriel Kabazo, Chief Financial Officer, and the directors are Shay Ben-Asulin and Mordechai Broudo. We currently sell our MOMA Gateway directly, through potential channel partners and through representative offices in Taiwan and Singapore. We are currently pursuing two projects with LM Ericsson Israel Ltd., of which there can be no assurance that such projects will secure agreements with customers in the near future, if at all.

           We do not currently intend to seek to enter into a business combination with another business entity within at least twelve months following the date of this prospectus.

INDUSTRY BACKGROUND

GROWING MARKET FOR VALUE-ADDED SERVICES.

           The wireless communications market primarily consists of cellular telephone networks, but also includes pagers, personal digital assistants, and private mobile networks such as those used by utility companies and delivery services. Value added services constitute significant additional revenue sources for wireless networks, and have become essential components of cellular services in only a few years. This has been documented by industry analysts and journalists, as well as by the financial reports from various cellular operators that describe data services as a growing percentage of the carriers' revenues.

           Originally utilized solely for telephone communications, the wireless phone networks have added data and multimedia content for the benefit of their subscribers, such as:

     X SMS - short messaging service - enables subscribers to send and receive short (160 character) text messages and graphics images;
     X EMS - enhanced message service - enables subscribers to send and receive high quality images and graphics;
     X MMS - multimedia messaging service - enables the delivery of further enhanced images and audio files;
     X WAP - web application protocol - enables subscribers to access the internet and send and receive email;
     X Interactive media, such as quizzes and online gaming, enabled, inter alia, by Java (J2ME) technology;
     X     Subscriber information, such as stock quotes or sports news;
     X "Push" technology, enabling content providers to broadcast advertisements to subscribers; and
     X     Entertainment media, including radio stations, music and magazines.

           Our technology is referred to as middleware as it integrates the wireless telecommunications providers with mainstream information technology industries. Providers developing middleware technology supply a means of integrating the wireless telecommunications providers, mainstream IT, and content and media provider industries to deliver value added services to wireless subscribers. The introduction of the wireless value added services industry has put an onus on cellular operators and service providers to use their internal operational infrastructure as an externally-facing, strategic service delivery platform. Wireless middleware technology seeks to form a crucial part of this platform, thus facilitating the cellular operators and service providers' efforts to connect to content partners and then deliver compelling services to their wireless subscriber base, regardless of the device used by the subscribers.

GROWING IMPORTANCE OF MIDDLEWARE

           Our MOMA Gateway provides a centralized approach to middleware. We view the role of our middleware as central to the service offering by reducing the complexity in the supply chain. Wireless operators and wireless application service providers currently negotiate with a large number of industry players to deliver content, including access providers, payment providers, content aggregators and applications developers. We emphasize our business value as reducing service development costs for wireless operators and wireless application service providers by providing a single horizontal platform on which to build and deliver value added services, and on which to manage value added services content and billing relationships. We believe that the single middleware solution reduces the time spent negotiating with third parties to implement and run new services and then manage those agreements.

           We believe that middleware will play a central role in the wireless operator and wireless application service providers' service delivery offering. The core middleware will be installed on the operator and wireless application service provider's network to fulfill the functions of service development and management, with smaller versions of the gateway installed at the operator or wireless application service providers' subsidiaries in additional geographic markets to share central sources of information. This approach lowers the costs for the operator by centralizing the processes that are currently built individually by content provider, geographic market and other criteria.

THE M-WISE STRATEGY

           We believe that we were early to recognize the role of middleware in an increasingly complex platform strategy, and that we positioned ourselves to successfully prove the capacity of our application gateway to act as middleware for wireless value added services regardless of different standards, device types and billing infrastructures. One of the ways in which we are promoting our middleware technology is by addressing wireless operators and wireless application service providers requirements for a centralized platform on which to build and manage value added services content and applications from a number of different providers. In a similar approach, we are targeting wireless application service providers in order to provide them with a centralized platform on which to develop and deliver their own service offering.

PRODUCTS

           We develop, manufacture, market and support a software and hardware-based wireless application gateway marketed under the brand MOMA Gateway (MOMA is a middleware, i.e. a bundle of hardware and software parts that together provide all the functionalities described herein). The hardware consists of off the shelf products, which include an array of servers, network switches, high availability power supply and digital storage devices, that our customers purchase per our specifications or that we may purchase on their behalf, typically for no additional consideration other than the cost of such hardware components. The main software that runs these hardware components consists of the MOMA proprietary software code which we have developed. In addition, we use standard off the shelf software for which we purchase licenses for our use or on behalf of our customers and freeware (such as Linux, JSP, Microsoft SQL, Checkpoint's firewall solutions, Tomcat).

         Our MOMA Gateway middleware provides operators and service providers of wireless data systems an end-to end range of functionalities necessary to develop, manage and launch wireless value added services and transactions. These functionalities include, among others, the ability to:

     X Minimize the capital, commercial, training and technical requirements by providing a common platform for the operator or wireless application service provider's IT, marketing, customer care and billing departments to manage current and next-generation wireless value added services;
     X Minimize costs by providing a common platform for all third-party content and service providers to connect and bill through the operator or wireless application service provider's wireless network;
     X Increase value added services revenues by accelerating the time to market for third-parties, and by increasing the number of content providers, media companies and other enterprises able to enter the wireless value added services market;
     X Eliminate the common problem of un-billed premium value added services for pre-paid wireless subscribers by integrating in real-time with the operators legacy pre-paid billing system to ensure that an adequate pre-paid account balance exists prior to delivering the value added services to the subscriber;
     X Centralize and itemize the operator or wireless application service provider's reporting and billing for all value added services by third party, delivery channel (e.g. SMS, MMS or other) or billing mechanism (e.g. premium messaging, IVR, pre-paid data-card or other); and
     X Mitigate many typical problems, such as real-time billing, anti-spam policies, itemized value added services billing and adequate customer support, through the delivery of a live window and centralized controls for all value added services, billing modules and third-party providers.

           One example of how our middleware or MOMA Gateway works is as follows:

           (i) a consumer watching television sees an advertisement inviting the consumer to purchase and download a new ring tone for their cellular phone, by sending a SMS via their cellular phone;
           (ii)our customer, the mobile operator, will then send back to the consumer a SMS, redirecting them to a download site on the
               Internet, where the consumer may retrieve the requested ring tone.

         To enable this type of service a middleware, such as our MOMA Gateway is required:
           (a) our middleware receives the consumer's SMS from the network, in this case the request to download a certain ring tone;
           (b) our middleware then composes the response SMS to the consumer;
           (c) the middleware hosts the download site for the new ring tone and enables the mobile operator to monitor the response to the advertisement offering the new ring tone in real time;
           (d) our middleware enables the mobile operator to issue a variety of reports regarding its services, including revenue breakdown, billing and settlement;
           (e) our middleware enables our client to modify the content of their services, i.e. edit language of messages, add new content items for sale; and
           (f) our middleware interfaces with the mobile operator's network and can flexibly determine the billing and pricing arrangement between the consumer and mobile operator.

         The functions described above are performed by the MOMA Gateway proprietary code that we have developed, which requires standard operating systems and hardware (mainly servers) to operate.

         We provide our customers with various services, such as standard-level product support and maintenance, product upgrades (typically at an annual fee of 15% of initial license price), and remote management and service monitoring, that are priced separately. The MOMA Gateway software is designed to enable its users to customize and manage certain aspects of the product, such as the "look and feel" of the user interface, the language of the user interface, and the connection of the MOMA Gateway to external services. Further customization, when required, is also priced in addition to the license fee.

     Our MOMA Gateway, embodied in hardware and software technology, provides operators of mobile data systems the capability to offer the above services and other interactive content. Our technology facilitates necessary billing and customer service functions and interfaces with commercially available media content.

     CUSTOMERS


     Our current wireless data customers include prominent global wireless application service providers and wireless operators. For 2002, 36% of our revenues were derived from our contract with one customer and 73% with three customers. For the year ended December 31, 2002, iTouch Plc represented 36% of our sales, Comtrend Corporation represented 25% of our sales and Vodafone Omnitel represented 12% of our sales. For the year ended December 31, 2003, iTouch Plc represented 78% of our sales. For the three months ended March 31, 2004 iTouch Plc represented 33% of our sales.


     None of our customers are affiliated with us, our subsidiaries, or any of our officers, directors or principal shareholders.

     PARTNERS

     We primarily operate through original equipment manufacturers (OEMs) and regional sales representatives to distribute and sell our products on a project by project basis. For example, we recently made a joint approach with a major vendor to one of the mobile operators in Thailand as a response to an RFP (request for purchase) issued by the said operator for a knowledge management system, which is one of the core and proprietary components of our MOMA gateway. The response and the commercial proposal were submitted by the major vendor, which in this case would have been the prime contractor, responsible for delivery, installation and system integration, and we would have been the sub-contactor who licenses the product. For any approach of this type, whether joined with an original equipment manufacturer (OEMs) or a vendor, we execute a "teaming" agreement for the specific project, where we quote the "transfer price" (the actual price in which we license our product to such sales channel), and the sales channel then submits the proposal to the potential customer (a mobile operator), along with its price quotes for the installation and integration and our quote for the license fee. In some cases, the vendor or OEM, or the sales channel, may add a sales margin/mark-up to our transfer price before they present it to the potential customer. We also intend to establish prime contractor relationships with major vendors, of which there can be no assurance. Under these contracts, a wireless carrier requests a major vendor to be the front-end supplier of our middleware/MOMA Gateway on our behalf, in return for a certain mark-up, typically of 20-30%, and other services like hardware provision, system integration and installation. The wireless carrier, through our prime contractor, will use our products to provide its customers services such as: news alerts, picture messages, game downloads and cellular handset personalization. We cannot assure you that any prime contractor relationships will be formed with any OEM or vendor.

     RESEARCH AND DEVELOPMENT


         We devote significant resources to research and development. In January 2003 we were jointly awarded with Hewlett Packard an SIIRD Grant (Singapore-Israel Research and Development Foundation government grant of $186,343 USD) to upgrade the MOMA Gateway to support MMS and J2ME (Java technology for wireless applications) for wireless carriers in the Far East. This grant was funded during the year ended December 31, 2003 and the three months ended March 31, 2004 and is reflected in our financial statements. We expect to continue significant research and development activities to integrate new technologies into our gateway. During the years ended December 31, 2002 and 2003 we expended $1,243,219 and $282,845, respectively, on research and development activities. During the quarter ended March 31, 2004, we expended $54,989 on research and development activities.


     Our Israeli subsidiary, m-Wise Ltd., was granted an "Approved Enterprise" status from the Israeli Ministry of Industry and Trade, for the expansion of its facilities in the city of Herzeliya in Israel. The Approved Enterprise status grants the subsidiary certain tax benefits and requires it to fulfill certain conditions and criteria, such as notify the Ministry with respect to, for example, the progress of and any change in its performance or its corporate structure and operations. Also, the subsidiary is required to obtain approval from the Ministry for certain transactions, including changes in its corporate equity holding of more than 49% of its ownership, whether by private placement or a public offering on a stock exchange.

     INTELLECTUAL PROPERTY

     Our intellectual property rights are important to our business. We protect our intellectual property rights with a combination of copyright, the use of contractual provisions with our customers and partners embodied in our license and partnership agreements, and procedures to maintain the confidentiality of trade secrets. Most of our intellectual property is embodied in software. The functionality of all software can eventually be reverse engineered, given enough time and resources. We rely on common law for protection of our trademarks "MOMA Gateway" and "m-Wise".

     COMPETITION

     We encounter competition from numerous competitors, including hundreds of smaller companies addressing niche content markets. Our larger competitors include Cash-U Mobile Technologies Ltd. in SMS and MMS, Mobilitech, Inc. in J2ME and centralized technology platforms (middleware), Akumitti Ltd. in digital content platforms, Openwave Systems Inc. in application platforms, and LogicaCMG and Materna GmbH Information & Communications in the middleware arena. We believe our competitive strengths are our superior technology, which was greatly enhanced since its release, and our technical experience in integrating our middleware with various third-party technologies already existing within the cellular operator or wireless application service providers network (e.g. SMSCs, MMSCs and legacy billing systems). We also believe our competitive strengths are further enhanced by our strong presence in the market through our sales to large local and global wireless service providers in each of the relevant vertical markets, partnering with industry-leading global and regional OEM/channel partners as well as local sales representatives, flexibility, and commercial experience in the industry.

     EMPLOYEES

     Along with our subsidiaries we employ an aggregate of 10 employees, including our officers. Two employees (Messrs. Broudo and Ben-Asulin) are employed by m-Wise and 8 employees are employed by m-Wise Israel, two of whom also provide their services to us (Messrs. Kabazo and Lewin). All employment agreements with officers and directors are described under the caption "Executive Compensation". We believe our employee relations to be excellent. None of our employees is represented by a labor union, and all are employed on a full-time basis.

     Since we have determined to pursue an aggressive objective, which will require us to maintain competitive advantages in a range of areas, we intend to maintain a small core of highly skilled technical experts in key areas. This team will be responsible for maintaining the leadership of the technology platform, designing the future technology upgrades and products, and utilizing outsourced development firms on an as-needed basis to implement the necessary codes and assist in dealing with peaks derived from sales and projects.


         We anticipate that managing potential growth during 2004-2005 while maintaining a small core team will require us to hire additional personnel, as required by growing sales volumes In the event that the level of our business increases we may have to hire additional personnel. We would expect that such personnel would include a few additional personnel for technical support, account management and sales support for the distribution channels.


     Israeli law and certain provisions of the nationwide collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordinating Bureau of Economic Organizations (the Israeli federation of employers' organizations) apply to our Israeli employees. These provisions principally concern the maximum length of the work day and the work week, minimum wages, paid annual vacation, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We provide our employees with benefits and working conditions above the required minimum. Furthermore, pursuant to such provisions, the wages of most of our employees are subject to cost of living adjustments, based on changes in the Israeli CPI (Consumer Price Index). The amounts and frequency of such adjustments are modified from time to time. Israeli law generally requires the payment of severance pay upon the retirement or death of an employee or upon termination of employment by the employer or, in certain circumstances, by the employee. We typically fund our ongoing severance obligations for our Israeli employees by making monthly payments for managers' insurance policies and severance funds.

     Israeli law provides that employment arrangements with employees who are not in senior managerial positions or positions who require a special degree of personal trust, or whose working conditions and circumstances do not facilitate employer supervision of their hours of work, must provide for compensation which differentiates between compensation paid to employees for a work week (as defined under Israeli law) or for maximum daily work hours and compensation for overtime work. The maximum number of hours of overtime is limited by law. Certain of our employment compensation arrangements are fixed and do not differentiate between compensation for regular hours and overtime work. Therefore, we may face potential claims from these employees asserting that the fixed salaries do not compensate for overtime work, however, we do not believe that these claims would have a material adverse effect on us.

     FACILITIES

     Our offices are located at 3 Sapir Street, Herzeliya Pituach, Israel 46852, in leased office space of approximately 300m2, which we believe is adequate for our current and future operating activities. Our monthly rent is $2,700.

         ISRAELI TAX CONSIDERATION

    Pursuant to the Law for the Encouragement of Capital Investments (1959), the Government of the State of Israel, through the Investment Center, has granted an "Approved Enterprise" status to our Israeli subsidiary's facility in Herzelyia. Consequently, we are eligible for certain tax benefits for the first several years in which we generate taxable income. We have not, however, begun to generate taxable income for purposes of this law and we do not expect to utilize these tax benefits for the near future. The benefits available to an approved enterprise are dependent upon the fulfillment of certain conditions and criteria. If we fail to comply with these conditions and criteria, the tax benefits that we receive could be partially or fully cancelled and we could be forced to refund the amount of the benefits we received, adjusted for inflation and interest. We currently believe that we will be entitled to receive these benefits, although there can be no assurances that we will be able to do so at this time. From time to time, the Government of Israel has discussed reducing or limiting the benefits. We cannot assess whether these benefits will be continued in the future at their current levels or at all.

           LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

     The members of our Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The following are our directors and executive officers. All officers dedicate their full business time to our operations.

         NAME                       AGE              POSITION


         Mordechai Broudo           45      Chief Executive Officer and Director
         Shay Ben-Asulin            36      Chairman of the Board and Secretary
         Gabriel Kabazo             31      Chief Financial Officer
         Asaf Lewin                 39      Chief Technology Officer



     MR. MORDECHAI BROUDO is one of our co-founders and has been a director since our inception. Mr. Broudo has been acting as our Chief Executive Officer since June 2001. Before founding m-Wise, Mr. Broudo was the Chief Technology Officer of Need2Buy.com, Inc., now known as River One Inc., which was funded by Mitsubishi and several leading venture capital firms, from November 1999 to March 2000. River One provides management software and services for manufacturers to control processes between customers and suppliers. From January 1997 to April 1998, Mr. Broudo served as the Managing Director of the New York office of Mercado DTL, a provider of advanced intelligent data management systems. Mr. Broudo received a Bachelors Degree in Computer Science from Queens College, New York, in 1991.

     MR. SHAY BEN-ASULIN is one of our co-founders and has been a director since our inception. Mr. Ben-Asulin has been acting as our Secretary and Chairman of the Board of Directors since June 2001, focusing mainly on our European operations, corporate strategy and funding and product planning. Before founding m-Wise, Mr. Ben-Asulin served as the Business Development and Wireless Content Manager, from April 1999 to March 2000, of PassCall Advanced Technologies Ltd., an Israeli start-up company based in New York, focused on web-based content and applications to wireless phones. In this position, Mr. Ben-Asulin acquired extensive knowledge and expertise of the wireless communications market, and developed sales and business development channels with US cellular operators, system integrators and media companies. From January 1998 to September 1999, Mr. Ben-Asulin served as the Chief Executive Officer of Mishin Investments Ltd., a privately-owned company that promoted multinational projects and investments in the Middle East region through business alliances in Israel and countries such as Jordan, Oman, Qatar and Egypt.

   MR. GABRIEL KABAZO, CPA, has served as our Chief Financial Officer since October 2002. From August 2000 to September 2002, Mr. Kabazo was the Controller of On Track Innovations Ltd., a high-tech manufacturing company in the business of contactless smart cards traded on the NASDAQ, with several subsidiaries worldwide (North America, South Africa, Asia and Europe) and over 200 employees, where he supervised the finance and accounting activities of the various subsidiaries, the ongoing management of the accounting department, preparation of budget plans, financial reports and reports to the SEC. Mr. Kabazo has led several initiatives to enhance efficiency and reduce company spending as required from market conditions and played a principal role in the preparation of On Track Innovations Ltd.'s public offering, working closely with company management, external attorneys and underwriters. From December 1997 to July 2000, Mr. Kabazo worked as a CPA, Senior Level, at Luboshitz Kasierer, one of Israels leading CPA firms. Mr. Kabazo received a Bachelors Degree in Accounting and Economics from the Faculty of Management of Tel-Aviv University in 1997 and is a Certified Public Accountant registered in Israel since 1999.

    MR. ASAF LEWIN has served as our Chief Technology Officer since June 2001. From March 2000 to September 2000, Mr. Lewin was a co-founder and managing director at eCaddo Ltd., an Israeli start-up company in the field of scheduling/pricing solutions for online directories. From 1995 to March 2000, Mr. Lewin oversaw the development of several extensive visual reconnaissance systems at Elron Software (a wholly owned subsidiary of Elron Electronic

Industries and a recognized global leader in the development of innovative technology products and services for advanced networking and Internet infrastructures), in the capacity of division manager. Prior to his engagement by Elron Software in 1995, Mr. Lewin was engaged by the development team at the Israeli Air Force Avionics Software Center, where he participated in numerous research and development projects in a variety of languages and development environments. He was honored with an award of excellence from the Israeli Air Force Commander for a certain project. Mr. Lewin received a Bachelors Degree (cum laude) in Aeronautical Engineering from the Israeli Technion (the Israel Institute of Technology) in 1988.

    AUDIT COMMITTEE

   We do not have an audit committee. Because of our small size and the risk attendant to a small public company, we are currently unable to attract an audit committee financial expert to our Board of Directors.

     EXECUTIVE COMPENSATION

     The following table sets forth the cash and all other compensation paid to our executive officers and directors during each of the last three fiscal years, including compensation from our subsidiaries. The remuneration described in the table includes our cost of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of our business. This table does not include certain options to purchase common stock granted to corporations controlled by Messrs. Broudo and Ben-Asulin (10,432,560 and 10,876,080 shares, respectively) since such options were granted in order to provide for anti-dilution protection, and not in connection with such individuals' employment.




                                             SUMMARY COMPENSATION TABLE




                                        ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                ------------------------------------    ----------------------------------------
NAME AND                                               OTHER ANNUAL         AWARDS            PAYOUTS        ALL
PRINCIPAL POSITION       YEAR     SALARY       BONUS   COMPENSATION     ---------------      ---------
                                                                   Restricted  Securities      LTIP        Compensation
                                                                     Stock     Underlying    Payouts(S)

Awards(S) Options SARs(#)
----------------------------------------------------------------------------------------------------------------------


 Shay Ben-Asulin         2003   $  109,992       0         0            0   10,876,080            0            0
                         2002   $  109,992       0         0            0            0            0            0
 Chairman of the Board   2001   $  126,498       0         0            0            0            0            0
 and Secretary

Gabriel Kabazo (1)       2003   $   49,608       0         0            0      552,114            0            0
                         2002   $   12,658       0         0            0            0            0            0
CFO                      2001            0       0         0            0            0            0            0




Mordechai Broudo         2003   $  109,992       0         0            0   10,432,560            0            0


                         2002   $  109,992       0         0            0            0            0            0
CEO                      2001   $  126,498       0         0            0            0            0            0

(1) Gabriel Kabazo's employment commenced in October 2002. The amounts shown for Messrs. Ben-Asulin and Broudo include for each $54,996 accrued but not paid in 2002 and $109,992 in 2003.

      OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning stock options granted to each of the named officers in the Summary Compensation Table for the fiscal year ending December 31, 2003:


----------------------- ------------- ----------------- ------------ ------------- ---------------------------------
                                        PERCENTAGE OF
                                          TOTAL OF
                          NUMBER OF        OPTIONS
                            SHARES       GRANTED TO                                  POTENTIAL REALIZABLE VALUE AT
                          UNDERLYING      EMPLOYEES      EXERCISE                     ASSUMED ANNUAL RATES OF
                           OPTIONS         DURING        PRICE PER    EXPIRATION     STOCK PRICE APPRECIATION FOR
  NAME                     GRANTED       FISCAL YEAR      SHARE         DATE               OPTION TERM
----------------------- ------------- ----------------- ------------ ------------- ---------------------------------
                                                                                          5%               10%
----------------------- ------------- ----------------- ------------ ------------- --------------- -----------------
                                                                       January
Shay Ben-Asulin(2)       10,876,080        25.0%         $ 0.0017       2013             (1)               (1)
----------------------- ------------- ----------------- ------------ ------------- --------------- -----------------
Mordechai Broudo(3)      10,432,560        23.9%                       January           (1)               (1)
                                                         $ 0.0017       2013
----------------------- ------------- ----------------- ------------ ------------- --------------- -----------------
Gabriel Kabazo            552,114           1.3%                      September          (1)               (1)
                                                         $ 0.0017        2011
----------------------- ------------- ----------------- ------------ ------------- --------------- -----------------

           (1) There is no current market for our common stock, therefore the assumed realizable value cannot be calculated.
           (2) All of such options were issued to Putchkon.com, LLC, of which Mr. Shay Ben-Asulin is the beneficial owner.
           (3) All of such options were issued to Proton Marketing Associates, LLC, of which Mr. Mordechai Broudo is the beneficial owner.


         FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2003. Since there is no market for our common stock, we cannot provide meaningful information with respect to the "Value of In-the-Money Options at fiscal year end".


-------------------------- ------------------------------------------------ -------------------------------------
                            NUMBER OF SHARES SUBJECT TO UNEXERCISED OPTIONS  VALUE OF IN-THE-MONEY OPTIONS AT
                                           AT FISCAL YEAR-END                        FISCAL YEAR END
-------------------------- ------------------------------------------------ -------------------------------------
            NAME                  EXERCISABLE            UNEXERCISABLE           EXERCISABLE       UNEXERCISABLE
-------------------------- ----------------------- ------------------------ ------------------- -----------------

Shay Ben-Asulin                      10,876,080                        0             (1)                (1)
-------------------------- ----------------------- ------------------------ ------------------- -----------------
Mordechai Broudo                     10,432,560                        0             (1)                (1)
-------------------------- ----------------------- ------------------------ ------------------- -----------------
Gabriel Kabazo                          276,057                  276,057             (1)                (1)
-------------------------- ----------------------- ------------------------ ------------------- -----------------

(1) There is no current market for our common stock, therefore the assumed realizable value cannot be calculated.



     EMPLOYMENT AGREEMENTS

         Mordechai Broudo has an employment agreement dated January 8, 2001, as amended, pursuant to which he provides us with his services as Chief Executive Officer, for an initial period of three years, renewed automatically unless previously terminated. The agreement may be terminated, without cause, upon 90 days notice or by payment of three months salary, or may be immediately terminated by us, without cause, provided that Mr. Broudo receives six months severance pay. Mr. Broudo's current salary is $9,166 per month, plus 24 days paid annual vacation.

         Shay Ben-Asulin has an employment agreement dated January 8, 2001, as amended, pursuant to which he provides us with his services as Chairman of the Board of Directors and Secretary for an initial period of three years, renewed automatically unless previously terminated. The agreement may be terminated, without cause, upon 90 days notice or by payment of three months salary, or may be immediately terminated by us, without cause, provided that Mr. Ben-Asulin receives six months severance pay. Mr. Ben-Asulin's salary is $9,166 per month, plus 24 days paid annual vacation.

         Asaf Lewin has an employment agreement with the Israeli Subsidiary dated June 1, 2001, as amended, and serves as our Chief Technology Officer and the Chief Technology Officer of our Israeli subsidiary. Pursuant to his employment agreement, he receives NIS 33,000 per month. He also receives a manager's insurance policy, which will be transferred to him upon severance unless his employment is terminated for cause (or under circumstances in which Israeli law denies the right for severance payment). He also receives a vocational studies fund from us in the amount of 7.5% of his monthly salary. His employment agreement may be terminated upon 3 months notice without cause, or immediately for cause. He has received an option to purchase 5,336,820 shares of our common stock, subject to certain vesting schedules and certain other restrictions.

         Gabriel Kabazo has an employment agreement with the Israeli Subsidiary dated October 1, 2002, as amended, and serves as our Chief Financial Officer and the Chief Financial Officer of our Israeli subsidiary. Pursuant to his employment agreement, he receives NIS 15,000 per month. He also receives a manager's insurance policy, which will be transferred to him upon severance unless his employment is terminated for cause (or under circumstances in which Israeli law denies the right for severance payment). He also receives a vocational studies fund from us in the amount of 7.5% of his monthly salary. His employment agreement may be terminated upon one month's notice without cause, or immediately for cause. He has received an option to purchase 552,114 shares of our common stock, subject to certain vesting schedules and certain other restrictions.

CONSULTING AGREEMENT

         On June 24, 2003, as amended and restated on November 13, 2003, we entered into an agreement with Hilltek Investments Limited ("Hilltek") for the provision of general business consulting services, as well as assisting us in coordinating the efforts of our attorneys and accountants, in connection with our intention to become publicly traded on the Nasd's OTC Bulletin Board. Management believes that the services which Hilltek is providing to m-Wise allows management to focus its time and attention on m-Wise's business without the time, effort and expense associated with becoming a fully reporting issuer with the SEC and having its securities listed on the OTC Bulletin Board.

          In consideration for all services to be provided by Hilltek, Hilltek has received 6,000,000 fully paid and non-restricted (except by applicable law or as set forth in the agreement between us and Hilltek) shares of our common stock. Except for accounting and auditing expenses, by an SEC approved accountant, which shall be borne solely by us, all the costs associated with the aforementioned transactions shall be borne solely by Hilltek and we will not be required to pay any other amounts to Hilltek or any third parties.

         Hilltek's corporate counsel, Mr. Eric A. Weinbaum, has provided the consulting services to m-Wise on behalf of Hilltek. Mr. Weinbaum is being paid a cash fee for his services by Hilltek. Mr. Weinbaum has extensive experience with corporate transactions, including public and private offerings of corporate securities, and has been a corporate attorney in Israel since 2000. Mr. Weinbaum has represented corporate issuers listed on both the Nasdaq Stock Market and the OTC Bulletin Board. Through Mr. Weinbaum's representation of such issuers he has established contacts with corporate attorneys in the U.S. as well as public accounting firms that are part of the SEC Peer Review program. Mr. Weinbaum has also come into contact with many market makers of OTC Bulletin Board securities.

STOCK OPTION PLANS

         We adopted an Israel Stock Option Plan (2003) (the "2003 Israeli Plan") and an International Share Option Plan (2003) (the "2003 International Plan") on January 16, 2003, by resolution of our Board of Directors and stockholders, and an Israel Share Option Plan (2001) and an International Share Option Plan (2001) by resolution of our Board of Directors and stockholders. The Plans enable us to offer an incentive based compensation system to our employees, directors and consultants and employees, directors and consultants of our subsidiaries and/or affiliated companies.

     No options were granted in 2002.

     During the year ended December 31, 2003, options to purchase our shares of common stock were issued to the following officers, directors and affiliates of m-Wise (and its subsidiaries), as well as to certain employees, former employees and service provider of m-Wise (and its subsidiaries), in the amounts listed next to their names pursuant to the Israel Share Option Plan (2001), Israel Stock Option Plan (2003) and the International Share Option Plan (2003):

Israel Share Option Plan  (2001):

Gabriel Kabazo - 150,000 options.

Additionally, an aggregate of 2,250,000 options were issued pursuant to the Israel Share Option Plan (2001) to other employees and former employees.

All options under the Israel Share Option Plan (2001) are exercisable into shares of common stock on a one-for-one basis.

Israel Stock Option Plan (2003):

Inter-Content Development for the Internet
Ltd. -7,457,010 options.

Gabriel Kabazo -  402,114 options

Asaf Lewin -  5,336,820 options

         Additionally, an aggregate of 2,859,906 options were issued pursuant to the Israel Stock Option Plan (2003) to other employees.

         All options under the Israel Stock Option Plan (2003) are exercisable into shares of common stock on a one-for-one basis.

International Share Option Plan (2003):

Proton Marketing Associates, LLC - 10,432,560 options - beneficial owner is Mordechai Broudo, our CEO.

Putchkon.com, LLC - 10,876,080 options - beneficial owner is Shay Ben-Asulin, our Chairman.


Additionally, an aggregate of 3,752,454 options were issued pursuant to the International Share Option Plan(2003) to former employees.

All options under the International Share Option Plan (2003) are exercisable into shares of common stock on a one-for-one basis.


No options were granted in 2004.

     INTERNATIONAL SHARE OPTION PLAN (2001)

           The International Share Option Plan (2001) is administered by the Board of Directors, or a committee appointed by the Board comprised of one or more of our directors (the "Administrator"). The Plan provides for the grant of Incentive Stock Options, Nonstatutory Stock Options or other options, as determined by the Administrator at the time of grant, to our employees, directors and consultants and of our subsidiaries. There are 300,000 shares of common stock authorized under the Plan. We may increase the number of shares authorized for issuance under the International Plan or may make other modifications to the Plan without stockholder approval, unless required under applicable law, however, no amendment may adversely change the existing rights of any option holder. As of the date of this prospectus there were 300,000 options issued under the International Share Option Plan (2001).

           Any options which have been granted but not exercised may again be used for awards under the Plan. Nonstatutory stock options may be granted to service providers (employees, directors or consultants of m-Wise and its subsidiaries). Incentive stock options may only be granted to our directors, officers and employees employed by us or by our subsidiaries. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such options shall be treated as nonstatutory stock options. Except for certain circumstances, incentive stock options may not be granted at an exercise price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% stockholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant (110% as to any 10% stockholder at time of grant).

           Stock options may be exercised during a period of time fixed by the Administrator except that no stock option may be exercised more than ten (10) years (in the case of an incentive stock option, five (5) years if the optionee holds more than 10% of our voting power, or such shorter term as may be provided in the option agreement) after the date of grant, provided that upon our liquidation the vesting of the option may accelerate. If the optionee ceases to be a service provider as a result of death or disability, then the vested portion of the option may be exercised within such period of time as set forth in the option agreement (of at least six (6) months or for 12 (twelve) months if the option agreement does not specify such date, but in no event later than the expiration term of such option as set forth in the option agreement). Except in the case of options granted to officers, directors and consultants, options may become exercisable at a rate of no less than 20% per year over five (5) years from the date of grant. In the discretion of the Administrator, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, check, or by delivery of promissory notes or consideration received by us by cashless exercise, or any combination of the foregoing methods of payment. Any option granted under the Plan is exercisable according to the terms of the Plan and of the option agreement and at such times and under such conditions as determined by the Administrator and set forth in the option agreement. Unless otherwise determined, shares issued upon exercise of an option are issued to the Optionee or in the name of the Optionee to a trustee, to be held either by the Optionee or the trustee on behalf of the Optionee, unless otherwise determined, until the initial underwritten public offering of our shares pursuant to an effective registration statement, prospectus or similar document in the United States or such other jurisdiction as is determined by the Board of Directors. In the event of a merger by us with or into another corporation, or the sale of substantially all of our assets, and the successor corporation refuses to assume or substitute the outstanding options, then the option shall fully vest shall be fully exercisable for a period of fifteen (15) days from the date of the notice thereof to the optionee, and the option shall terminate upon the expiration of such period.

     ISRAEL SHARE OPTION PLAN (2001)

           The Israel Share Option Plan (2001) is administered by the Board of Directors, or a committee appointed by the Board. Our employees, directors, service providers and consultants and those of our subsidiaries and affiliates become participants in the Plan upon receiving option grants. There are 2,403,672 shares of common stock authorized under the Plan. We may increase the number of shares authorized for issuance under the Plan and extend the termination date of the Plan with the recommendation of the Board of Directors and the approval of the general meeting of our stockholders. The Plan is designed to conform to Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder, however, the Board of Directors, may, at its discretion, decide whether an option shall be granted pursuant to Section 102 or otherwise, to a trustee, Optionee or otherwise. Where a conflict arises between any section of the Plan, the option agreement and the provisions of the law and the rules, the latter shall apply and the Board of Directors in its sole discretion determines the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding. As of the date of this prospectus there were 2,400,000 options issued under the Israel Share Option Plan (2001).

           Options may be granted at a value as determined by the Board of Directors. Unless otherwise determined by the Board of Directors, shares issued upon exercise of options shall be issued and held by either the Optionee or a trustee until the completion of an initial underwritten public offering of our shares in the United States, or another jurisdiction decided by the Board of Directors, pursuant to an effective registration statement or similar document, but in the case of grants pursuant to Section 102, not less then the period required or approved pursuant to Israeli law, regulations or rules promulgated thereunder. A grantee who desires to exercise an option granted directly to him (and not through the trustee) shall so notify us in writing in such form as shall be prescribed by the Board of Directors from time to time. The Plan terminates and no option shall be granted after the ten (10) year anniversary of the Plan.

           Unless otherwise directed by the Board of Directors, options vest, subject to certain conditions, at the rate of 1/4 at the end of the first year and 1/16 every 3 months thereafter. The term of the options shall not be more than 8 years, provided that, and unless in each case the applicable option agreement provides otherwise, upon our liquidation 1/2 of the outstanding options held by or on behalf of a grantee shall be accelerated and become immediately vested and exercisable and upon the occurrence of certain "significant events" all outstanding options held by or on behalf on a grantee shall be accelerated and become immediately fully vested and exercisable. Upon dismissal of the employee for Cause, all options held by or on behalf of the grantee immediately expire. If the grantee's employment is terminated as a result of death, disability or retirement after age 60 with the approval of the Board of Directors, then the vested portion of the option may be exercised for a period of 12 (twelve) months.

           In the event that a grantee is exempt from vesting periods the Board of Directors is entitled to determine that where the grantee does not comply with the conditions determined by the Board of Directors or ceases to be an employee, the trustee, us or a company related to us thereof have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee, subject to applicable law. Any options which have been granted but not exercised may again be used for awards under the Plan. If our shares should be registered for trading on any stock exchange, then the options and/or shares allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time.

     INTERNATIONAL SHARE OPTION PLAN (2003)

           The International Share Option Plan (2003) is administered by the Board of Directors, or a committee appointed by the Board comprised of one or more of our directors (the "Administrator"). The Plan provides for the grant of Incentive Stock Options, Nonstatutory Stock Options or other options, as determined by the Administrator at the time of grant, to our employees, directors and consultants and of our subsidiaries. There are 25,061,094 shares of common stock authorized under the Plan. We may increase the number of shares authorized for issuance under the International Plan or may make other modifications to the Plan without stockholder approval, unless required under applicable law, however, no amendment may adversely change the existing rights of any option holder. As of the date of this prospectus there were 25,061,094 options issued under the International Share Option Plan (2003).

           Any options which have been granted but not exercised may again be used for awards under the Plan. Nonstatutory stock options may be granted to service providers (employees, directors or consultants of m-Wise and its subsidiaries). Incentive stock options may only be granted to employees, including officers and directors, employed by us and by our subsidiaries. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such options shall be treated as nonstatutory stock options. Except for certain circumstances, incentive stock options may not be granted at an exercise price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% stockholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant (110% as to any 10% stockholder at time of grant).

           Stock options may be exercised during a period of time fixed by the Administrator except that no stock option may be exercised more than ten (10) years (in the case of an incentive stock option, five (5) years if the optionee holds more than 10% of our voting power, or such shorter terms as may be provided in the option agreement) after the date of grant, provided that upon our liquidation the vesting of the option may accelerate. If the optionee ceases to be a service provider as a result of death or disability, then the vested portion of the option may be exercised within such period of time as set forth in the option agreement (of at least six (6) months) or for 12 (twelve) months if the option agreement does not specify such date, but in no event later than the expiration term of such option as set forth in the option agreement). Except in the case of options granted to officers, directors and consultants, options may become exercisable at a rate of no less than 20% per year over five (5) years from the date of grant. In the discretion of the Administrator, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, check, or by delivery of promissory notes or consideration received by us by cashless exercise, or any combination of the foregoing methods of payment. Any option granted under the Plan is exercisable according to the terms of the Plan and of the option agreement and at such times and under such conditions as determined by the Administrator and set forth in the option agreement. Unless otherwise determined, shares issued upon exercise of an option are issued to the Optionee or in the name of the Optionee to a trustee, to be held either by the Optionee or by the trustee on behalf of the optionee, unless otherwise determined, until the initial underwritten public offering of our shares pursuant to an effective registration statement, prospectus or similar document in the United States or such other jurisdiction as is determined by the Board of Directors. In the event of a merger by us with or into another corporation, or the sale of substantially all of our assets, and the successor corporation refuses to assume or substitute the outstanding options, then the option shall fully vest shall be fully exercisable for a period of fifteen (15) days from the date of the notice thereof to the optionee, and the option shall terminate upon the expiration of such period.

     ISRAEL STOCK OPTION PLAN (2003)

           The Israel Stock Option Plan (2003) is administered by the Board of Directors, or a committee appointed by the Board. Our employees, directors, service providers and consultants and those of our subsidiaries and affiliates become participants in the Plan upon receiving option grants. There are 16,094,106 shares of common stock authorized under the Plan. We may increase the number of shares authorized for issuance under the Plan and extend the termination date of the Plan with the recommendation of the Board of Directors and the approval of the general meeting of our stockholders. The Plan is designed to conform to Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder, however, the Board of Directors, may, at its discretion, decide whether an option shall be granted pursuant to Section 102 or otherwise, to a trustee, Optionee or otherwise. Where a conflict arises between any section of the Plan, the option agreement and the provisions of the law and the rules, the latter shall apply and the Board of Directors in its sole discretion determines the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding. As of the date of this prospectus there were 16,055,850 options issued under the Israel Stock Option Plan (2003).

           Options may be granted at a value as determined by the Board of Directors. Unless otherwise determined by the Board of Directors, shares issued upon exercise of options shall be issued and held either by the Optionee or by a trustee until the completion of an initial underwritten public offering of our shares in the United States, or another jurisdiction decided by the Board of Directors, pursuant to an effective registration statement or similar document, but in the case of grants pursuant to Section 102, not less then the period required or approved pursuant to Israeli law, regulations or rules promulgated thereunder. A grantee who desires to exercise an option granted directly to him (and not through the trustee) shall so notify us in writing in such form as shall be prescribed by the Board of Directors from time to time. The Plan terminates and no option shall be granted after the ten (10) year anniversary of the Plan.

           Unless otherwise directed by the Board of Directors, options vest at the rate of 1/4 at the end of the first year and 1/16 every 3 months thereafter. The term of the options shall not be more than 8 years, provided that, and unless in each case the applicable option agreement provides otherwise, upon our liquidation 1/2 of the outstanding options held by or on behalf of a grantee shall be accelerated and become immediately vested and exercisable and upon the occurrence of certain "significant events" all outstanding options held by or on behalf of a grantee shall be accelerated and become immediately fully vested and exercisable. Upon dismissal of the employee for Cause, all options held by or on behalf of the grantee immediately expire. If the grantee's employment is terminated as a result of death, disability or retirement after age 60 with the approval of the Board of Directors, then the vested portion of the option may be exercised for a period of 12 (twelve) months.

           In the event that a grantee is exempt from vesting periods the Board of Directors is entitled to determine that where the grantee does not comply with the conditions determined by the Board of Directors or ceases to be an employee, the trustee, us or one of our related companies have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee, subject to applicable law. Any options which have been granted but not exercised may again be used for awards under the Plan. If our shares should be registered for trading on any stock exchange, then the options and/or shares allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time.

           In 2003, the Board of Directors resolved to grant certain of our service providers and service providers of our subsidiaries an aggregate of 2,401,668 options to purchase shares of common stock under the Israel 2003 Plan, subject to a certain vesting schedule. If a Liquidation Event occurs prior to July 1, 2005, then the vesting of these options shall cease forthwith and such grantees shall have no right to receive or exercise any options not vested prior to such date. All such unvested options will be granted, fully vested, to Putchkon.com, LLC (38.46%), Proton Marketing Associates, LLC (38.46%) and Inter-Content Development for the Internet Ltd. (23.08%). A "Liquidation Event" shall mean each of the following events: (i) any of Putchkon.com, LLC, Proton Marketing Associates, LLC or Inter-Content Development for the Internet Ltd. sells, transfers, pledges or otherwise disposes of any of their securities of m-Wise; (ii) if the aforementioned stockholders, or an affiliate thereof, receive stock or dividends following the consummation of a merger or acquisition transaction; or (iii) the initial public offering of our securities.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the common stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of m-Wise. As of the date hereof we had 69,506,898 shares of our common stock outstanding. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.


                                                          PERCENTAGE         PERCENTAGE
 NAME AND ADDRESS                    COMMON STOCK      BEFORE OFFERING     AFTER OFFERING


 Shay Ben-Asulin(1)                   19,637,862             24.4%              24.4%
 Mordechai Broudo(2)                  19,637,862             24.6               24.6
 Miretzky Holdings Ltd. (3)           37,891,548             54.5               54.5
 Gabriel Kabazo (4)                     414,086                *                  *
Asaf Lewin(5)                          2,668,410              3.7                3.7
 Inter-Content development
Inter-content Development
    for the Internet Ltd. (6)         11,782,716             15.3               15.3
Hilltek Investments Limited (7)        6,000,000              8.6                0.0


 All officers and directors as a
   group (4 persons) (1)(2)(4)(5)     42,358,220             45.1%              45.1%


 *LESS THAN ONE PERCENT

(1) Shay Ben-Asulin is the beneficial owner of Putchkon.com, LLC, which owns all these shares and options. The address of Putchkon.com, LLC is c/o Doron Cohen - David Cohen, Law Offices, 14 Abba Hillel Silver Rd. Ramat-Gan, Israel 52506. Includes 10,876,080 options to purchase common stock granted to PUTCHKON.COM. Does not include certain additional options to purchase common stock which Putchkon.com is entitled to receive upon the occurrence of a Liquidation Event (see "Stock Option Plans").

(2) Mordechai Broudo is the beneficial owner of Proton Marketing Associates, LLC, which owns all these shares and options. The address of Proton Marketing Associates, LLC is c/o Doron Cohen - David Cohen, Law Offices, 14 Abba Hillel Silver Rd. Ramat-Gan, Israel 52506. Includes 10,432,560 options to purchase common stock granted to Proton Marketing. Does not include certain additional options to purchase common stock which Proton is entitled to receive upon the occurrence of a Liquidation Event (see "Stock Option Plans").

(3) The beneficial owner of Miretzky Holdings Ltd. is Mark Quirk. The address for Miretzky Holdings, Ltd. is Clinch's House, Lord Street, Douglas, Isle of Man, IM99 1RZ (PO Box 227).

(4) Includes an aggregate of 414,086 options to purchase common stock granted to Gabriel Kabazo, subject to certain limitations (see "Stock Option Plans"). The address of Gabriel Kabazo is c/o m-Wise.

(5) Includes an aggregate of 2,668,410 options to purchase shares of common stock, granted to Asaf Lewin, subject to certain restrictions and limitations (see "Stock Option Plans"). The address of Asaf Lewin is c/o m-Wise.





                                      -33-








(6) The address of Inter-Content Development for the Internet Ltd. is 18 Yohanan Ha'Sandlar St., Tel Aviv, Israel 63822. The beneficial owner of Inter-Content Development for the Internet is Mr. Jacob Marinka. Includes 7,457,010 options to purchase common stock . Does not include certain additional options to purchase common stock which Inter-Content Development for the Internet Ltd. is entitled to receive upon the occurrence of a Liquidation Event (see "Stock Option Plans").

(7) The address of Hilltek Investments Limited is P.O. Box 3161, Road Tow, Tortola, British Virgin Islands. Channa Ross is the control person, sole director and sole shareholder of Hilltek Investments Limited. Based on representations made to m-Wise by Mrs. Channa Ross, Channa Ross has sole voting and investment power of the 6,000,000 shares of m-Wise common stock held by Hilltek, and there are no contracts, arrangements, understandings, or relationships or otherwise, with respect to the voting power or investment power of the 6,000,000 shares held by Hilltek.


                             STOCKHOLDERS' AGREEMENT

           Cap Ventures Ltd., Miretzky Holdings Ltd., Proton Marketing Associates, LLC, Putchkon.com, LLC, and certain other stockholders holding an aggregate of 63,506,898 shares of common stock have entered into a stockholders' agreement dated January 11, 2001, agreeing to restrictions on transfer. Under an Investors' Rights Agreement dated January 11, 2001, we agreed to provide certain stockholders with demand registration rights, applicable six months after the effective date of this registration statement (12 months in the case of a registration statement on Form S-3); to file our reports in accordance with
Section 13 of the Securities Exchange Act of 1934 and otherwise ensure that its financial information is "publicly available" for purposes of Rule 144; provide the investors thereunder with copies of our financial statements on a periodic basis; provide access to our books and records; obtain key man life insurance in the amount of $1,000,000 on each of Messrs. Broudo and Ben-Asulin (which has not been complied with); and provide certain of our stockholders with a right of first refusal to purchase newly issued m-Wise securities, subject to certain exempt issuances. The holders were also granted certain registration rights which are inapplicable to this registration statement. Certain rights under the Investors' Rights Agreement terminate immediately prior to a firm commitment underwriting under the Securities Act, or a public offering effected on the London, Paris or Frankfurt Stock Exchanges, provided such firm commitment underwriting is for no less than $20,000,000 net of underwriting discounts and commissions and such underwriting reflects m-Wise a pre-money valuation of no less than $60,000,000.


                              SELLING STOCKHOLDERS

           The shares of our common stock being offered by the selling stockholders will be offered initially at $0.16 per share, until the common stock is admitted for trading, at which point the shares will likely be offered at market prices, as reflected on the National Association of Securities Dealers OTC Bulletin Board, or on the NASDAQ Small Cap Market if the common stock is then traded on NASDAQ. Selling stockholders may also sell their shares in private transactions at negotiated prices. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the common stock. The relationship, if any, between us and any selling stockholder is set forth below. None of the selling stockholders are broker-dealers or affiliates of broker-dealers. All of the shares of common stock being offered in this prospectus were issued and outstanding as of the date of this prospectus.

                                   SHARES BENEFICIALLY           PERCENTAGE
                                          OWNED                 TOTAL SHAREs
  NAME AND ADDRESS                  AND BEING OFFERED          AFTER OFFERING

Hilltek Investments Limited(1)        6,000,000                      0.0%

(1) On June 24, 2003, m-Wise and Hilltek entered into a general business consulting agreement, which was subsequently amended on November 13, 2003. No person affiliated or associated with Hilltek has held any position or office with m-Wise, or any of its predecessors or affiliates, within the past three years. Channa Ross is the control person and sole director of Hilltek Investments Limited.

                              PLAN OF DISTRIBUTION

We have applied to have our shares of common stock registered on the OTC Bulletin Board. We anticipate that once the shares are trading on the OTC Bulletin Board or any other market the selling stockholders will sell their shares directly into any such market. Selling Stockholders will initially offer their shares at $0.16 per share until such time as the common stock is quoted on the OTC Bulletin Board, at which time, prices the selling stockholders will receive will be determined by prevailing market prices on the OTC Bulletin Board or Selling stockholders may also sell in private transactions at negotiated prices. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling stockholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders will, and any broker-dealer or agent that participates with the selling stockholders in the sale of the shares by them may, be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The expenses of this offering are estimated to be approximately $80,000, which, other than fees paid to SF Partnership LLP our independent auditors, will be paid by Hilltek.

The selling stockholders will bear the selling expenses in connection with sales made by them. We will use our best efforts to update the registration statement and maintain its effectiveness for a period of one year from its initial effective date.

                              CERTAIN TRANSACTIONS

RESEARCH AND DEVELOPMENT SERVICES AGREEMENTS, LICENSE AGREEMENTS AND LOAN AGREEMENT. We have entered into a License Agreement with each of our United Kingdom, France, Spain, Italy and Israeli subsidiaries, and into Research and Development Services Agreements with the Israeli subsidiary, m-Wise Ltd. The License Agreements provide for the grant of a non-exclusive, irrevocable and non-transferable license to each of the said subsidiaries to use, sublicense, sell, market and distribute our technology and platform, for no consideration. As part of our corporate and sales channel's reorganization process, these agreements were terminated by us as of April 1, 2003. The Research and Development Services Agreements with our Israeli subsidiary provide for the performance of research and development services of the components to be included in our technology and platform, by our Israeli subsidiary. During 2000, in consideration for the services, we paid our Israeli subsidiary service fees in an amount equal to the sum of all costs of the subsidiary, plus a fee equal to 5% of such costs (a "cost plus" basis), or $473,883. As of 2001, we paid our Israeli subsidiary service fees on a "cost" basis, however the parties may change the consideration from time to time, and when we become profitable, the consideration shall be on a "cost plus" basis, or another structure agreed by the parties. The Research and Development Services and License agreements provide for the sole ownership by us of our technology, platform, derivative invention and intellectual property. The amounts paid in during the years ended December 31, 2001, 2002 and 2003 to our Israeli subsidiary were $1,522,000 , $1,760,000 and $665,000, respectively.

           The Loan Agreement with the United Kingdom subsidiary and its subsidiaries provides for the extension by us of a loan in the amount of $3,200,000 to the United Kingdom subsidiary, which was made by us between April 2000 and January 2003. The outstanding loan amount, together with simple interest at a rate per annum of 4% shall be due and payable on the earlier of:
(i) August 31, 2006, or (ii) upon the occurrence of (A) any of the following "exit events": (i) a consolidation, merger or reorganization of the subsidiary with or into, or the sale of all or substantially all of the subsidiary's assets, or substantially all of the subsidiary's issued and outstanding share capital to any other company, or any other person, other than a wholly-owned subsidiary of the subsidiary, or (ii) any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the subsidiary following such transaction or series of related transactions is held by a shareholder or group of shareholders that held less than fifty percent (50%) of the outstanding share capital of the subsidiary prior to such transaction or series of transactions; or (B) (i) the insolvency of the subsidiary; (ii) the commission of any act of bankruptcy by the subsidiary; (iii) the execution by the subsidiary of a general assignment for the benefit of creditors; (iv) the filing by or against the subsidiary of any petition in bankruptcy or any petition for relief under the provisions of any law for the relief of debtors, and the continuation of such petition without dismissal for a period of ninety (90) days or more; (v) the appointment of a receiver or trustee to take possession of a material portion of the property or assets of the subsidiary and the continuation of such appointment without dismissal for a period of ninety (90) days or more; or (vi) the subsidiary ceases to conduct business in the normal course for a period of ninety (90) days or more. The loans extended by the UK subsidiary to its subsidiaries were to be repaid on the same terms and in the same manner as provided for with respects to the loan extended us.

            The loan in the amount of $3,200,000 to our UK subsidiary was used by our subsidiary primarily for: the establishment of its subsidiaries, salaries of employees, network costs, office rent and for working capital and general corporate purposes of the subsidiaries.

            Due to the high costs and low revenues in the European application service provider (ASP) market, in 2002 our management decided to transition our focus away from pan-European wireless application service providers, and toward installing and licensing our middleware technology at cellular operators and wireless application service providers worldwide, and to operate through original equipment manufacturers (OEMs) and regional sales representatives to sell our products. Therefore, our management decided to liquidate, or allow the liquidation of the UK subsidiary, m-Wise Ltd., and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. Our UK subsidiary was dissolved pursuant to Section 652A of the Companies Act of 1985 on November 11, 2003. We are in the process of contacting the registrar in each of the countries of the subsidiaries of the UK Subsidiary, to notify them that each Subsidiary has ceased doing business and to request the dissolution of each subsidiary.

           We do not expect to be repaid the loan amount. The operations of those subsidiaries were accounted for as discontinued operations in the financial statements. The subsidiaries have no ability to pay creditors or to continue as a going concern.


PROMISSORY NOTE dated July 10, 2002 (canceling and replacing certain Promissory Notes dated March 13, 2002) with each of Syntek Capital AG and DEP Technology Holdings Ltd. During 2002, Syntek Capital and DEP, then the sole holders of shares of our Series B preferred stock (which has subsequently been converted into shares of our common stock) and represented on our Board of Directors, extended to us a loan in the aggregate amount of $1,800,000. Pursuant to the Promissory Notes, we are required to repay the loan amount, together with accrued interest from the date of the Promissory Notes and until the date of repayment, during the period of January 1, 2003 through December 31, 2007. The interest rate is determined according to the per annum LIBOR rate offered by Citibank North America as of the date of the Promissory Notes, and thereafter such LIBOR rate offered on each anniversary of the date of the Promissory Notes, to apply for the following 12 month period. The repayment of the loan amount, together with the accrued interest thereon, is to be made exclusively from our annual revenues generated during the repayment period, as recorded in our audited annual financial statements in such way that each of the Syntek Capital and DEP Technology Holdings shall be entitled to receive 2.5% of the revenues on account of the repayment of the loan amount until the earlier to occur of: (i) each of Syntek Capital and DEP Technology Holdings has been repaid the entire loan amounts; or (ii) any event in which the loan amount becomes due and payable, as described below. Actual payments are on a quarterly basis, within 45 days following the last day of the quarter, based upon the quarterly financial reports. The entire unpaid portion of the loan amount shall be automatically and immediately due and payable upon the earlier to occur of (i) December 31, 2007;
(ii) the closing of an exit transaction; or (iii) an event of default. An "exit transaction" includes, INTER ALIA: (a) the acquisition of m-Wise by means of merger, acquisition or other form of corporate reorganization in which our stockholders prior to such transaction hold less than 50% of the share capital of the surviving entity, (b) sale of all or substantially all of our assets or any other transaction resulting in our assets being converted into securities of any other entity, (c) the acquisition of all or substantially all of our issued shares, (d) the sale or exclusive license of our intellectual property other than in the ordinary course of business; or (e) a public offering of our securities. An "event of default" includes, INTER ALIA: (a) our breach of any of our material obligations under the Promissory Notes (including any default on any payment due under the Promissory Notes) which has not been remedied within 20 days of written notice by Syntek Capital and DEP Technology Holdings (b) the suspension of the transaction of our usual business or our insolvency, (c) the commencement by us of any voluntary proceedings under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of a jurisdiction, or if we shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; if we shall petition or apply for, acquiesce in, or consent to, the appointment of any receiver or trustee of us or for all or any part of our property or if we apply for an arrangement with our creditors or participants; or if we shall make an assignment of our intellectual property for the benefit of our creditors (other than in the ordinary course of business), or if we shall admit in writing our inability to pay our debts as they mature or if any of our intellectual property is purchased by or assigned to any one of our founders (and/or affiliates thereof) under liquidation proceedings without the prior written consent of Syntek Capital and DEP Technology Holdings, (d) or if there shall be commenced against us any proceedings related to us under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, and any such proceedings shall remain undismissed for a period of thirty (30) days, or if by any act we indicate our consent to, approval of or acquiescence in, any such proceeding; or if a receiver or trustee shall be appointed for us or for all or a substantial part of our property, and any such receivership or trusteeship shall remain undischarged for a period of thirty (30) days; or (e) if there shall have been a material deterioration of our business, financial condition or operations. Under the Promissory Notes, we undertook that until the repayment of the loan amount: (i) we shall not create or suffer to create a pledge, charge or other encumbrance over any or all of our assets except for such pledge, charge or encumbrance in favor of a bank under the terms of a loan or line of credit granted by a bank to us, provided that we gave prior notice to Syntek Capital and DEP Technology Holdings with respect such pledge, charge or encumbrance at least ten (10) days prior to its creation; (ii) we shall not engage or permit any of our subsidiaries to engage in any business other than the business engaged in by us at the date of the Promissory Notes and any business substantially similar or related thereto (or incidental thereto); (iii) we shall not declare or pay a dividend or make any distribution or payment on account of our shares, except for the purpose of purchasing common stock of m-Wise held by Ogen LLC as applicable under a certain undertaking of the principals of Ogen LLC towards m-Wise; (iv) we shall deliver to Syntek Capital and DEP Technology Holdings audited financial statements within 90 days of the end of our fiscal year, accompanied by the report of a firm of independent certified public accountants of recognized standing and unaudited quarterly financial statements signed by our Chief Financial Officer within 30 (thirty) days of the end of each quarter and we shall also deliver to Syntek Capital and DEP Technology Holdings any information which we make generally available to our stockholders or which Syntek Capital and DEP Technology Holdings may otherwise reasonably require. As of March 31, 2004, we have to pay $28,200 of the loan amount, based on 5.0% of our revenues subsequent to January 1, 2003. As of the date hereof, we have not paid any amount due to the lenders. Neither Syntek nor DEP Technology is represented on our current Board of Directors and neither is affiliated with any of our officers, directors or principal stockholders. As of the date of this prospectus, the outstanding balance of the loan was $1,845,236.

           AGREEMENT, SECURITY AGREEMENT, ESCROW AGREEMENT AND UNDERTAKING. In July 2002, Proton Marketing Associates, LLC, Putchkon.com, LLC (each a founding stockholder of m-Wise and represented on our Board of Directors) and Inter-Content Development for the Internet Ltd. (the "Buying stockholders") purchased all of our Series B preferred stock (all of which has been converted into shares of our common stock) then held by DEP Technology Holdings Ltd. and Syntek Capital AG, thus becoming the sole holders of our Series B preferred stock (all of which has been converted into shares of our common stock), except for options granted to purchase Series B preferred stock (prior to the conversion thereof to shares of our common stock). In consideration for the stock purchased, each of the Buying stockholders is required to pay each of DEP Technology Holdings and Syntek Capital, upon the consummation of any "liquidation event" (as described below), an amount equal to 50% (to be reduced by 5 percentage points at the end of each 6 months commencing as of July 1, 2002, provided that from and after June 30, 2005, such percentage shall equal 20%) of any gross distribution to or any gross proceeds received by the Buying stockholders by reason of their ownership of, or rights in, any of our shares or options to purchase our shares, whether such shares are held by the Buying stockholders directly, indirectly, or by an affiliate (the "Founders securities"). The consideration will be paid upon the consummation of a liquidation event which is defined as the: (i) sale, transfer, conveyance, pledge or other disposal by the Buying stockholders or any affiliate thereof of any of their Founders securities; (ii) any event in which the Buying stockholders or any affiliate thereof receive stock (in kind or cash dividends) from us or any surviving corporation following the consummation of a merger and acquisition transaction (any transaction in which we shall merge into or consolidate with any other corporation in which we are not the surviving entity); or (iii) the initial public offering of our securities. In the event of an initial public offering of our securities, the consideration shall be paid in Founders securities and shall equal 50% (as adjusted) of the securities held by the Buying stockholders prior to the public offering. Until payment of the consideration as aforesaid, the purchased Series B preferred stock (all of which has been converted into shares of our common stock) and any securities as shall be issued and/or granted to either of the Buying stockholders during the terms of the Agreement (the "Secured collateral"), are subject to a certain first priority interest granted in favor of each of DEP Technology Holdings and Syntek Capital (and subject to adjustment as aforesaid) pursuant to a Security Agreement signed between the parties, and are placed in escrow pursuant to a certain Escrow Agreement until the occurrence of a liquidation event, such as the sale, transfer, conveyance, pledge or other disposal by the Buying stockholders of any of their securities in m-Wise or the consummation of an initial public offering of our securities. Under the Security Agreement, the Buying stockholders undertook, INTER ALIA, not to encumber or pledge or to suffer any such encumbrance, pledge, attachment or other third party rights on any of the Secured collateral. In an event of default in any transfer of the consideration pursuant to the Agreement, DEP Technology Holdings and Syntek Capitals shall have all rights of a secured creditor subject to the terms of the Agreement and may immediately take ownership of any part of the Secured collateral and sell, assign or transfer any part of the Secured collateral. Under a Letter of Consent, Approval and Undertaking, each beneficial owner of Proton Marketing Associates, Putchkon.com and Inter-Content Development for the Internet undertook towards DEP Technology Holdings and Syntek Capital, INTER ALIA, not to transfer any securities and that such transfer shall be null and void unless approved in writing by DEP Technology Holdings and Syntek Capital.

     In January 2003, we issued Miretzky Holdings Limited 37,891,548 shares of our Series C Preferred Stock, which were subsequently converted into 37,891,548 shares of our common stock, in consideration for the provision of a credit line in the amount of $300,000.


In 2002 and 2003, we accrued $54,996 and $109,992, respectively, for each of Shay Ben-Asulin and Mordechai Bruodo as salary for their management of our activities. Each of Messrs. Ben-Asulin and Broudo are full time employees of ours. Since we did not have funds available to pay such amounts we have accrued it.


     OGEN LLC and Chinese Whispers LLC are considered to be "promoters" of m-Wise, as well as our officers and directors. All transactions between us and our "promoters" required to be included in this "Certain Transactions" section have been disclosed.

                            DESCRIPTION OF SECURITIES

     COMMON STOCK

         Our Certificate of Incorporation authorizes the issuance of 210,000,000 shares of common stock, $.0017 par value per share, of which 69,506,898 shares were issued and outstanding as of the date of this prospectus. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore and subject to any preferential rights conferred to the holders of preferred stock, if any. In the event of a liquidation, dissolution or winding up of m-Wise, the holders of shares of common stock shall be entitled to receive all of the assets of m-Wise available for distribution to the holders of common stock ratably in proportion to the number of shares of common stock held by them. There are no conversion rights, redemption or sinking fund provisions with respect to the common stock. On November 20, 2003, we effected a six-for-one forward split of our common stock.

         Meetings of stockholders may be called by the Board of Directors. Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

     PREFERRED STOCK

         Our Certificate of Incorporation authorizes the issuance of 170,000,000 shares of blank check preferred stock, $.0017 par value. We previously had 325,000 shares of Series A preferred stock, 3,000,000 shares of Series B preferred stock and 20,000,000 shares of Series C preferred stock authorized, all of which have been cancelled. There are currently no shares of our preferred stock outstanding.

         Our Board of Directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to us to provide increased flexibility in structuring possible future acquisitions and financings, and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either a public offering or private placements, the provisions for preferred stock in our Certificate of Incorporation would avoid the possible delay and expense of a stockholders' meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock, which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right that may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. The Board of Directors may issue preferred stock in future financings, but has no current plans to do so at this time.

         The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

RIGHTS OF FIRST REFUSAL


 We granted certain of our stockholders certain rights of first refusal to purchase shares offered by us pursuant to an Investors' Rights Agreement dated January 11, 2001. The right of first refusal does not extend to securities issuable upon conversion of existing preferred stock, upon the exercise of existing options, upon the acquisition of another company provided we control 51% or more of such acquired entity, in a firm commitment underwritten public offering of more than $7.5 million and in certain other circumstances.


         We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

     TRANSFER AGENT

         The transfer agent for our common stock is Computershare Trust Company inc., 350 Indiana Street, Golden, Colorado 80401, and its telephone number is
(303) 262-0600.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York.

                                     EXPERTS

         Our audited financial statements included in this Prospectus as of December 31, 2003 and 2002 have been audited by SF Partnership LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our securities offered, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates during regular business hours. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. This request should be directed to m-Wise at 3 Sapir Street, Herzeliya Pituach, Israel 46852, telephone +972-9- 9611212.

         We are required to file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The public may obtain information on the operation of the public reference room in Washington , D.C. by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements and such other reports as we may determine.

                                 INDEMNIFICATION

         We have adopted provisions in our certificate of incorporation and bylaws that limit the liability of our directors and provide for indemnification of our directors and officers to the full extent permitted under the Delaware General Corporation Law ("DGCL"). Under our certificate of incorporation, and as permitted under the Delaware General Business Act, directors are not liable to us or our stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or our stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recission.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by m-Wise of expenses incurred or paid by a director, officer or controlling person of m-Wise in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  M-WISE, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002






                                    CONTENTS

Independent Auditors' Report                                              F-1

Consolidated Balance Sheet                                                F-2

Consolidated Statement of Operations                                      F-3

Consolidated Statement of Changes in Stockholders' Equity                 F-4

Consolidated Schedule of Expenses                                         F-5

Consolidated Statement of Cash Flows                                      F-6

Notes to Consolidated Financial Statements                             F-7-23

Consolidated Financial Statements for Quarters Ended
        March 31, 2004 and 2003                                       F-24-42

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders of
M-WISE, INC.

         We have audited the accompanying consolidated balance sheets of m-Wise, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, change in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operation, changes in its accumulated deficit and its cash flows for the years ended, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from inception and has negative cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in note 16 to the consolidated financial statements, the Company changed its method of accounting for long-term contracts, and corrected accounting errors relating to the capitalization of offering costs and the tax effect on the gain from discontinued operations. Our original audit report dated March 29, 2004 has been withdrawn and the consolidated financial statements have been revised.



                                                       "SF PARTNERSHIP, LLP"
                                                        CHARTERED ACCOUNTANTS


TORONTO, CANADA
March 29, 2004 and May 12, 2004



M-WISE, INC.
Balance Sheets
December 31, 2003 and 2002

                                                          2003           2002
                                                  (Restated Note 16)
                                     ASSETS
CURRENT

    Cash and cash equivalents                        $    32,538    $   215,575
    Accounts receivable - trade                           49,965        127,868
    Other receivables (note 3)                            15,676        104,454
    Prepaid and sundry assets                             12,242         15,969
                                                     --------------------------


                                                         110,421        463,866
LONG-TERM PREPAID EXPENSES                                 7,299         17,018
EQUIPMENT (note 4)                                       256,374        499,974
DEFERRED FINANCING FEES                                   50,522           --
                                                     --------------------------


                                                     $   424,616    $   980,858
                                                     ==========================

                                   LIABILITIES
CURRENT
    Bank indebtedness                                $    19,968    $     5,839
    Trade accounts payable                               198,218      1,110,267
    Other payables and accrued expenses (note 5)         784,830        446,182
    Deferred revenue                                      55,786           --
    Notes payable - current portion (note 7)              22,000           --
                                                     --------------------------


                                                       1,080,802      1,562,288
ACCRUED SEVERANCE PAY (note 6)                            20,673         21,577
NOTES PAYABLE (note 7)                                 1,817,559      1,807,988
REDEEMABLE PREFERRED SHARES (note 8)                        --        4,800,304
                                                     --------------------------


                                                       2,919,034      8,192,157
                                                     --------------------------

                              STOCKHOLDERS' EQUITY
CAPITAL STOCK (note 9)                               $   118,162    $    11,627
PAID IN CAPITAL                                        6,869,184      1,297,374
ACCUMULATED OTHER COMPREHENSIVE LOSS                        --         (177,773)
ACCUMULATED DEFICIT                                   (9,481,764)    (8,342,527)
                                                     --------------------------
                                                      (2,494,418) (7,211,299)
                                                     --------------------------


                                                     $   424,616    $   980,858
                                                     ==========================





M-WISE, INC.
Consolidated Statement of Operations
Years Ended December 31, 2003 and 2002





                                                                   2003            2002
                                                              (Restated Note 16)


SALES                                                         $    361,721    $  1,051,975

COST OF SALES                                                      126,633          89,719
                                                              ----------------------------


GROSS PROFIT                                                       235,088         962,256
                                                              ----------------------------


EXPENSES
    General and administrative (page 5)                          1,277,979       1,129,059
    Research and development (page 5)                              282,845       1,243,219
    Financial                                                       68,418          23,385
    Redemption premium on Class B preferred shares (note 8)        360,000         400,000
                                                              ----------------------------


                                                                 1,989,242       2,795,663
                                                              ----------------------------


LOSS BEFORE DISCONTINUED OPERATIONS                             (1,754,154)     (1,833,407)

    Gain (loss) from discontinued operations,
       net of taxes (note 15)                                      524,917        (893,421)
                                                              ----------------------------


LOSS BEFORE INCOME TAXES                                        (1,229,237)     (2,726,828)

    Recovery of taxes on application of prior years' losses         90,000            --
                                                              ----------------------------


NET LOSS                                                      $ (1,139,237)   $ (2,726,828)
                                                              ============================


BASIC LOSS PER SHARE BEFORE DISCONTINUED OPERATIONS           $      (0.09)   $      (0.35)
                                                              ============================


BASIC LOSS PER SHARE                                          $      (0.06)          (0.52)
                                                              ============================


FULLY DILUTED LOSS PER SHARE BEFORE DISCONTINUED
   OPERATIONS (note 9)                                        $      (0.09)          (0.35)
                                                              ============================


FULLY DILUTED LOSS PER SHARE (note 9)                         $      (0.06)          (0.52)
                                                              ============================


BASIC WEIGHTED AVERAGE NUMBER OF SHARES                         20,468,173       5,260,428
                                                              ============================



M-WISE, INC.
Consolidated Statement of Stockholders' Equity
Period from January 1, 2002 to December 31, 2003




                          COMMON SHARES                 PREFERRED                   ACCUMULATED
                                                        SHARES                         OTHER        ADDITIONAL
                          NUMBER OF                     NUMBER OF                  COMPREHENSIVE     PAID IN      ACCUMULATED
                           SHARES             $         SHARES          $              LOSS          CAPITAL       DEFICIT
                         -----------------------------------------------------------------------------------------------------



Balance, January 1,
   2002                   5,260,428    $     8,943        268,382    $     2,684    $   (14,665)   $ 1,297,374    $(5,615,699)

Net Loss                       --             --             --             --             --             --       (2,726,828)

Options granted for
  employee services            --             --             --             --             --             --             --

Financial statement
  translation                  --             --             --             --         (163,108)          --             --
                         ----------------------------------------------------------------------------------------------------


Balance, December 31,
   2002                   5,260,428    $     8,943        268,382    $     2,684    $  (177,773)   $ 1,297,374    $(8,342,527)
                         ====================================================================================================


Balance, January 1,
   2003                   5,260,428    $     8,943        268,382    $     2,684    $  (177,773)   $ 1,297,374    $(8,342,527)

Shares issued for
  offering costs         25,786,896         42,978           --             --             --          207,022           --

Shares issued for
  offering costs
  forfeited             (19,786,896)       (32,778)          --             --             --         (157,222)          --

7,025,778 warrants
  issued for deferral
  of debt for legal
  services rendered            --             --             --             --             --           10,000           --

Class "C" shares
  issued for
  obtaining line of
  credit                       --             --        6,315,258         63,153           --             --             --

Option vested for
  employee services            --             --             --             --             --          384,889           --

Preferred shares
  converted into
  common shares          58,246,470         99,019     (6,583,640)       (65,837)          --        5,127,121           --

Net Loss                       --             --             --             --             --             --       (1,139,237)

Financial statement
  translation                  --             --             --             --          177,773           --             --
                         ----------------------------------------------------------------------------------------------------


Balance, December 31,
   2003
  (Restated Note 16)     69,506,898    $   118,162           --      $      --      $      --    $ 6,869,184      $(9,481,764)
                         ====================================================================================================






M-WISE, INC.
Consolidated Schedule of Expenses
Years Ended December 31, 2003 and 2002





                                                      2003                2002
                                                (Restated Note 16)

GENERAL AND ADMINISTRATIVE

    Consulting                                    $   472,911        $   340,434
    Payroll and related expenses                      226,587            228,990
    Marketing (note 10)                                28,698            179,545
    Other expenses                                     53,977            110,463
    Communications                                     72,423             90,412
    Rent                                               23,319             65,992
    Professional services                             354,561             64,864
    Travel                                             23,160             42,024
    Depreciation                                        7,150              6,335
    Bad debts                                          15,193               --
                                                  ------------------------------


                                                  $ 1,277,979        $ 1,129,059
                                                  ==============================


RESEARCH AND DEVELOPMENT
    Payroll and related expenses                  $   143,832        $   508,408
    Materials and components                           24,622            368,080
    Travel                                             38,249            175,231
    Vehicle maintenance                                54,629             86,661
    Depreciation                                       85,672             85,129
    Shipment and freight                                3,650             19,710
    Subcontractors                                     43,997               --
    Government grant (note 10)                       (111,806)              --
                                                  ------------------------------


                                                  $   282,845        $ 1,243,219
                                                  ==============================







M-WISE, INC.
Consolidated Statement of Cash Flows
Years Ended December 31, 2003 and 2002





                                                        2003           2002
                                                 (restated, note 16)
CASH FLOWS FROM OPERATING ACTIVITIES

    Net loss                                         $(1,139,237)   $(2,726,828)
    Adjustments required to reconcile net loss to
        net cash used in operating activities:

      Depreciation                                        92,822        218,121
      Increase in redemption premium on
        Class B preferred shares                         360,000        400,000
      Net assets from discontinued operations
        written-off                                     (311,005)          --
      Common shares issued for offering costs             60,000           --
      Warrants issued for deferral of debt for
        legal services rendered                           10,000           --
      Wages and salaries paid by options                 384,889           --
      Accounts receivable - trade                         35,427         94,668
      Other receivables                                   19,214        (37,724)
      Prepaid and sundry assets                           (6,014)       107,235
      Trade accounts payable                             (12,760)       502,950
      Other payables and accrued liabilities             440,356         16,074
      Deferred revenue                                    55,786           --
      Long-term prepaid expenses                           9,719          1,603
      Deferred financing fees                            (50,522)          --
      Accrued severance pay                                 (904)           597
                                                     --------------------------



                                                         (52,229) (1,423,304)
                                                     --------------------------


CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of equipment                          (164,860)      (271,677)
                                                     --------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
      Increase in notes payable                           31,571      1,807,988
      Repayment of notes payable                            --         (300,000)
      Bank indebtedness - gross                           14,129         (4,994)
                                                     --------------------------


                                                          45,700      1,502,994
                                                     --------------------------


FOREIGN EXCHANGE (LOSS) GAIN ON
        CASH AND CASH EQUIVALENTS                        (11,648)         2,297
                                                     --------------------------


NET DECREASE IN CASH AND CASH EQUIVALENTS               (183,037)      (189,690)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR            215,575        405,265
                                                     --------------------------


CASH AND CASH EQUIVALENTS - END OF YEAR              $    32,538    $   215,575
                                                     ==========================


M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002





1. DESCRIPTION OF BUSINESS AND GOING CONCERN

      a)  Description of Business

          m-Wise Inc. (the "Company") is a U.S. corporation which develops interactive messaging platforms for mobile phone-based commercial applications, transactions and information services with internet billing capabilities.

          The Company has a wholly-owned subsidiary in Israel, which was incorporated in 2000 under the laws of Israel.

      b)  Going Concern

          The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative cash flows from operations that raise substantial doubt as to its ability to continue as a going concern. For the years ended December 31, 2003 and 2002, the Company experienced net losses of $1,139,237 and $2,726,828 respectively.

          The Company is in an industry where operational fluctuation is usually higher than other ordinary industries. The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessment.

          The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing, continuing sale of its products and attaining profitable operations.

          Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all.

          The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002




2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The accounting policies of the Company are in accordance with U.S. generally accepted accounting principles, and their basis of application is consistent with that of the previous year. Outlined below are those policies considered particularly significant:

      a)  Reporting Currency

          A majority of the Company's revenues are generated in U.S. dollars. In addition, a substantial portion of the Company's costs are incurred in U.S. dollars. Management has determined that the U.S. dollar will be used as the Company's functional and reporting currency.

          Accordingly, financial statements of subsidiaries maintained in currencies other than the reporting currency are being translated into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 (SFAS 52), "Foreign Currency Translation". All translation gains and losses are directly reflected separately in stockholders' equity as Accumulated Other Comprehensive Income or Loss.

          Foreign currency transactions of subsidiaries have been translated to their functional currencies at the rate prevailing at the time of the transaction. Realized foreign exchange gains and losses have been charged to income in the year.

          During the year, the subsidiaries whose reporting currency was other than US dollars were disposed (see note 15) and as such, the accumulated other comprehensive loss was adjusted to nil.

      b)  Cash and Cash Equivalents

          Cash equivalents include cash and highly liquid investments with initial maturities of three months or less.

      c)  Deferred Financing Fees

          Deferred financing fees relate to a non-interest bearing credit line facility of $300,000 provided by a shareholder as disclosed in note 9.
           The overdraft from the credit facility will be non-interest bearing and there will be no covenants with which the Company will need to comply. The credit line facility has no expiration date and management expects to retain the facility for a period of at least five years.
           Accordingly, the fees are being amortized using the straight-line method over five years.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002




2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      d)  Equipment and Depreciation

          Equipment are stated at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods:

                   Furniture and equipment       6-15%          Straight-line
                   Computer equipment              33%          Straight-line

      e)  Revenue Recognition

          The Company generates revenues from product sales, licensing, customer services and technical support.

          Revenues from products sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"), Statement of Position 97-2 "Software Revenue Recognition" and Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". The Company has primarily short-term contracts whereby revenues and costs in the aggregate for all contracts is expected to result in a matching of gross profit with period overhead or fixed costs similar to that achieved by use of the percentage-of-completion method. Accordingly, financial position and results of operations would not vary materially from those resulting from the use of the percentage-of-completion method. Revenue is recognized only after all three stages of deliverables are complete; installation, approval of acceptance test results by the customer and when the product is successfully put into real-life application. Customers are billed, according to individual agreements, a percentage of the total contract fee upon completion of work in each stage; approximately 40% for installation, 40% upon approval of acceptance tests by the customer and the balance of the total contract price when the software is successfully put into real-life application. The revenues, less its' associated costs, are deferred and recognized on completion of the contract and customer acceptance. Amounts received for work performed in each stage are not refundable.

          On-going service and technical support contracts are negotiated separately at an additional fee. The technical support is separate from the functionality of the products, which can function without on-going support.

          Technology license revenues are recognized in accordance with SAB No. 101 at the time the technology and license is delivered to the customer, collection is probable, the fee is fixed and determinable, a persuasive evidence of an agreement exists, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

          Revenues relating to customer services and technical support are recognized as the services are rendered ratably over the period of the related contract.

          The Company does not sell products with multiple deliverables. It is management's opinion that EITF 00-21, "Revenue Arrangements With Multiple Deliverables" is not applicable.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002





2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      f)  Research and Development Costs

          Research and development costs are expensed as incurred.

      g)  Government Grants

          Government grants are recognized as income over the periods necessary to match them with the related costs that they are intended to compensate.

      h)  Use of Estimates

          The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      i)  Concentration of Credit Risk

          SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration. The Company maintains cash and cash equivalents with major Israel financial institutions.

          The Company's provides credit to its clients in the normal course of its operations. Depending on their size, financial strength and reputation, customers are given credit terms of up to 60 days. The Company carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent credit losses which, once they materialize, are consistent with management's forecasts.

          For other debts, the Company determines, on a continuing basis, the probable losses and sets up a provision for losses based on the estimated realizable value. For the years ended 2003 and 2002, all uncollectible amounts have been written off and there was no further provision for doubtful accounts.

          Concentration of credit risk arises when a group of clients having a similar characteristic such that their ability to meet their obligations is expected to be affected similarly by changes in economic or other conditions. The Company does not have any significant risk with respect to a single client.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      j)  Fair Value of Financial Instruments

          The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. At December 31, 2002 and 2003, the carrying amounts of cash equivalents, short-term bank deposits, trade receivables and trade payables approximate their fair values due to the short-term maturities of these instruments.

      k) Impact of Recently Issued Accounting Standards

          The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as currently required. The provisions of SFAS No. 144 were implemented for the year ending December 31, 2002 and did not have a material effect on the Company's financial position or operating results.


3. OTHER RECEIVABLES

                                                    2003              2002

      Value added taxes receivable                $ 15,676          $100,857
      Accrued income                                  --                 573
      Other                                           --               3,024
                                                  --------------------------




                                                  $ 15,676          $104,454
                                                  ==========================

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002




4. EQUIPMENT

      Equipment is comprised as follows:

                                                  2003               2002
                                               ACCUMULATED         Accumulated
                                     COST     DEPRECIATION   Cost  Depreciation
                                     -------------------------------------------




      Furniture and equipment       $ 71,431    $ 29,455    $ 70,176    $ 22,510
      Computer equipment             454,603     240,205     830,961     378,653
                                    --------------------------------------------





                                    $526,034    $269,660    $901,137    $401,163
                                    --------------------------------------------




      Net carrying amount                       $256,374                $499,974
                                                ========                --------


5. OTHER PAYABLES AND ACCRUED EXPENSES

                                                        2003              2002

      Employee payroll accruals                       $435,345          $193,491
      Accrued payroll taxes                             66,654            78,939
      Accrued expenses                                 267,831           168,603
      Others                                            15,000             5,149
                                                      --------------------------




                                                      $784,830          $446,182
                                                      ==========================

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002





6. ACCRUED SEVERANCE PAY

      The Company accounts for its potential severance liability of its Israel subsidiary in accordance with EITF 88-1, "Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan". The Company's liability for severance pay is calculated pursuant to applicable labour laws in Israel on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date for all employees. The Company's liability is fully accrued and reduced by monthly deposits with severance pay funds and insurance policies. As at December 31, 2002 and 2003, the amount of the liabilities accrued were $49,842 and $60,170 respectively. Severance pay expenses for the years ended December 31, 2002 and 2003 were $2,013 and $5,284 respectively.

      The deposit funds include profits accumulated up to the balance sheet date from the Israeli company. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labour agreements. Cash surrender values of the deposit funds as at December 31, 2002 and 2003 were $28,265 and $39,497 respectively. Income earned from the deposit funds for 2002 and 2003 was immaterial.


7. NOTES PAYABLE

                                                        2003              2002


      Syntek Capital AG - a significant
          shareholder until July 2002                $  900,000       $  900,000
      DEP Technology Holdings Ltd. -
          a significant shareholder
          until July 2002                               900,000          900,000
      Accrued interest                                   39,559            7,988
                                                     ---------------------------




                                                      1,839,559        1,807,988
      Less: Current portion                              22,000             --
                                                     ---------------------------


                                                     $1,817,559       $1,807,988
                                                     ===========================


      The promissory notes are unsecured, bear interest at the per annum LIBOR rate offered by Citibank North America and are repayable on December 31, 2007. Commencing January 1, 2004, the annual principal repayments are calculated as a total of 5% of annual prior year's revenues.

      Under the loan agreements, the Company is not allowed to declare dividends except for the purpose of redemption of common stock owned by Ogen LLC, one of the stockholders of the Company.

      The Company may not create a pledge, charge or other encumbrance over any or all of its assets for financing without the lenders' consent and must provide notice to the lender at least 10 days prior to any such action.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002




8. REDEEMABLE PREFERRED SHARES

      The Company has issued Series "B" preferred shares, redeemable at the option of the holder at a price equal to $8.17 per share plus 10% per annum from the date of purchase through the redemption date.

      The Company recorded the transaction in accordance with EITF D-98, "Classification and Measurement of Redeemable securities". As such, the preference shares have been presented outside of permanent equity at its redemption value. The premium on redemption is being charged to the statement of operations as incurred.

      On November 19, 2003, the Company, in accordance with the holders, agreed to convert 489,456 Series "B" preferred shares into 3,124,105 common shares at a ratio of 1 to 6.3828125. Following the conversion, the common shares were split on a 1 to 6 basis to 18,744,630 common shares as described in note 9.


9. CAPITAL STOCK

      Authorized
          210,000,000      Common shares
          170,000,000      Preferred shares
                           Series "A": convertible, voting, par value of
                                       $0.0017 per share
                           Series "B": 10% non-cumulative dividend, redeemable,
                                       convertible, voting, par value of
                                       $0.0017 per share
                           Series "C": 10% non-cumulative dividend,
                                       convertible, voting, par
                                       value of $0.0017 per share

                                                              2003         2002

      Issued
          69,506,898       Common shares (2002 - 5,260,428)  $ 118,162    $8,943
                 nil       Series "A" Preferred shares
                                (2002 - 268,382)                 --        2,684
                                                             -------------------
                                                             $ 118,162   $11,627
                                                             ===================


      On November 19, 2003, the Company, in accordance with the holders, agreed to convert all the 268,382 Class "A" and 489,456 Class "B" and 6,315,258 Class "C" preferred shares into common shares. Following the conversion, the Company granted a 1 to 6 forward stock split of its common shares. The conversion has been recorded prospectively in the consolidated financial statements, while the forward stock split has been recorded retroactively.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002



9. CAPITAL STOCK (cont'd)


      Stock warrants and options:

      The Company accounted for its stock options and warrants in accordance with SFAS 123 "Accounting for Stock - Based Compensation" and SFAS 148 "Accounting for Stock - Based compensation - Transition and Disclosure." Value of options granted has been estimated by the Black Scholes option pricing model. The assumptions are evaluated annually and revised as necessary to reflect market conditions and additional experience. The following assumptions were used:


                                        2003                    2002

                                ISRAEL    INTERNATIONAL   ISRAEL   INTERNATIONAL

      Interest rate                 5%         5%          5%            5%
      Expected volatility          50%        50%         50%           50%
      Expected life in years         8         10           8            10


      Warrants:

      In April 2000, 56,180 warrants, equivalent to 337,080 after the 1 to 6 forward stock split, were issued to one of the shareholders with his preferred Class "A" shares for a total investment of $750,000. Warrants will expire in the event of an initial public offering of the Company's securities. Warrants have an exercise price for preferred Class "A" shares of the Company at $4.45 per share, equivalent to $0.74 after the 1 to 6 forward stock split. No value has been assigned to the warrants and the total investment net of par value of preferred Class "A" shares has been presented as additional paid in capital. The warrants for preferred Class "A" shares were converted into warrants for common shares on a 1 to 1 basis during the year.

      In January 2003, the Company issued 180,441 warrants for the Class "B" preferred shares of the Company for deferral of debt for legal services rendered, which was valued at $10,000. The Warrants will expire in 2010.

      The warrants for preferred Class "B" shares have been converted into warrants for common shares during the year at a ratio of 1 to 6.3828125. After the conversion, the warrants were further split at the ratio of 1 to 6 in accordance with the forward stock split of the common shares. After the conversion and the forward split, there were 7,025,778 warrants outstanding each convertible to 1 common share at par value.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002




9. CAPITAL STOCK (cont'd)

      Capital Stock:

      In January 2003, the Company issued 4,297,816 common shares, equivalent to 25,786,896 after the 1 to 6 forward stock split, for $250,000 of offering costs with regard to the registration of its securities with the Securities Exchange Commission. In November 2003 it was agreed upon by the parties that the fair value of the offering costs was only $60,000 and therefore 19,786,896 of the post-split shares were forfeited. The offering costs have been charged to professional services expense in the year.

      In January 2003, the Company issued 6,315,258 Class "C" preferred shares at par value to a shareholder for providing a non-interest bearing credit line facility of $300,000. These shares were issued at par value, which approximates the fair market value of the financing fees relating to the credit line facility. At December 31, 2003 the line of credit has not been utilized. The 6,315,258 Class "C" preferred shares were subsequently converted into 37,891,548 common shares post forward stock split.

      Stock Options:

      In February 2001 the Board of Directors of the Company adopted two option plans to allow employees and consultants to purchase ordinary shares of the Company.

      Under the Israel 2001 share option plan management authorized stock options for 2,403,672 common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017, and under the International 2001 share option plan, stock options for 300,000 common shares having a $0.0017 nominal par value each and an exercise price of $0.0017. As of December 31, 2003, 3,672 options under the Israel 2001 share option plan for common stock were not yet granted.

      Under the Israel 2003 share option plan management authorized stock options (on a post conversion, post split basis) for 16,094,106 preferred Class "B" shares, which were converted to options for common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017, and under the International 2003 share option plan stock options (on a post conversion, post split basis) for 25,061,094 preferred Class "B" shares which were converted to options for common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017. As of December 31, 2003, 38,256 options under the Israel 2003 share option plan were not yet granted.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002




9. CAPITAL STOCK (cont'd)

      The options vest gradually over a period of 4 years from the date of grant for Israel and 10 years (no less than 20% per year for five years for options granted to employees) for the International plan. The term of each option shall not be more than 8 years from the date of grant in Israel and 10 years from the date of grant in the International plan. The outstanding options that have vested have been expensed in the statements of operations as follows:

                              Year ended December 31, 2001         $    9,000
                              Year ended December 31, 2002              --
                              Year ended December 31, 2003            384,889
                                                                   ----------
                                                                   $  393,889
                                                                   ----------

      The following table summarizes the activity of common stock options during 2003 and 2002:



                                                          2003                        2002

                                                   ISRAEL     INTERNATIONAL     ISRAEL    INTERNATIONAL
                                               --------------------------------------------------------

         Outstanding, beginning of year            600,000       300,000       600,000       300,000
            Granted                              1,800,000         --             --           --
            Exercised                                --            --             --           --
            Preferred stock options
               converted to common              16,055,850    25,061,094          --           --
            Cancelled                                --            --             --           --
                                               -----------------------------------------------------

         Outstanding, end of year               18,455,850    25,361,094       600,000       300,000
                                               =====================================================

         Weighted average fair value of
         options granted during the year       $    30,355     $ 42,604       $    --      $  --
                                               =====================================================

         Weighted average exercise
         price of common stock options,
         beginning of year                     $    0.0017     $  0.0017      $ 0.0017     $  0.0017
                                               =====================================================

         Weighted average exercise
         price of common stock options
         granted in the year                   $    0.0017     $  0.0017      $  --        $   --
                                               =====================================================

         Weighted average exercise
         price of common stock options,
         end of year                           $    0.0017     $  0.0017      $ 0.0017     $  0.0017
                                               =====================================================

         Weighted average remaining
         contractual life of common
         stock options                             8 years      10 years       7 years      9 years
                                               =====================================================


M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002



9. CAPITAL STOCK (cont'd)

      The following table summarizes the activity of preferred stock options during 2003 and 2002:



                                                         2003                         2002

                                                 ISRAEL    INTERNATIONAL     ISRAEL     INTERNATIONAL


         Outstanding, beginning of period         --            --             --           --
            Granted                            16,055,850   25,061,094         --           --
            Exercised                             --            --             --           --
            Preferred stock options
               converted to common            (16,055,850) (25,061,094)        --           --
            Cancelled                             --            --             --           --
                                               -----------------------------------------------------

         Outstanding, end of period               --            --             --           --
                                               =====================================================

         Weighted average fair value of
         preferred stock options granted
         during the period                     $    27,360  $     42,604    $  --     $     --
                                               =====================================================

         Weighted average exercise price
         of preferred stock options,
         beginning of period                   $       --   $    --         $  --     $     --
                                               =====================================================

         Weighted average exercise price
         of preferred stock options
         granted in the period                 $    0.0017  $     0.0017    $  --     $     --
                                               =====================================================

         Weighted average exercise price
         of preferred stock options, end
         of period                             $       --   $    --         $  --     $     --
                                               =====================================================



      All outstanding preferred stock options have been cancelled and replaced with common stock options during the year at the ratio of 1 to 6.3828125.

      The stock options and the preferred shares have not been included in the calculation of the diluted earnings per share as their inclusion would be antidilutive.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002



10. GOVERNMENT GRANTS

      During the year ended December 31, 2003, the Israeli subsidiary received approximately $112,000 from a joint Israeli-Singapore government grant program. The amount is being recorded as a reduction of the research and development expense incurred in the year. The total amount approved for the grant was $186,330, which the Company is recording on a cash basis.

      The Israeli subsidiary is required to repay the government agency royalties in the amount of 2.5% of gross sales from the products and services being developed relating to the grant, limited to the amount of the grant. If the product is not marketable, the grant will not be repaid. As at December 31, 2003 the products have been developed but no sales have been made. As such, no amount has been paid as royalties.

      The Israeli subsidiary received a second grant from the Israeli government during 2003 of approximately $43,000. To receive the grant, the Company was required to incur various marketing and exporting expenses. The amount of the grant has been recorded as a reduction in marketing expenses for the year.


11. INCOME TAXES

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This Standard prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

      Under SFAS No. 109 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Management determined that accounting values of its assets and liabilities recorded are not materially different from their tax values and therefore no deferred tax assets/liabilities have been setup to account for the temporary differences.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002



11. INCOME TAXES (cont'd)

      The Israeli subsidiary maintains an investment program in hardware and software in the amount of $75,000 and has been granted the status of "Approved Enterprise" under the Law for the Encouragement of Capital Investments, 1959 in Israel. This status entitles the Company to an exemption from tax on income derived there from for a period of 10 years starting in the year in which the Company first generates taxable income, but not later than 14 years from the date of approval which was received on December 2002 or 12 years from commencement of operations. The tax-exempt profits that will be earned by the Company's "Approved Enterprises" can be distributed to shareholders, without imposing tax liability on the Company only upon its complete liquidation. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits (depending on the level of foreign investment in the Company) currently between 10% to 25% for an "Approved Enterprise". Under SFAS 109, a deferred tax liability normally would be recorded relating to taxes that would be owed on the distribution of profits even if management does not intend currently to declare dividends. As at December 31, 2003 the Israel subsidiary has not reported any taxable income and there was an accumulated deficit of approximately $250,000. There was no deferred tax liability to be recorded in the year.

      The Company has deferred income tax assets as follows:

                                                        2003              2002

      Deferred income tax assets
         Non-capital losses carried forward           $ 2,312,500     1,105,000
         Valuation allowance for deferred
                income tax assets                      (2,312,500)   (1,105,000)
                                                      -------------------------

                                                      $     --           --
                                                      =========================


      The Company provided a valuation allowance equal to the deferred income tax assets because it is not presently more likely than not that they will be realized.

      The Company has accumulated tax losses in all of its subsidiaries. It is not likely that the Company will be able to generate income to utilize the tax loss. Therefore, no deferred tax assets have been set up to record the tax benefits.

      As at December 31, 2003, the Company has approximately $9,100,000 and $250,000 tax losses carried forward in its United States and Israeli subsidiaries. Losses in the United States subsidiary, if not utilized, will expire in twenty years from the year of origin, December 31, 2020 to December 31, 2023. For the Israel subsidiary, the losses can be carried forward indefinitely to reduce income taxes on future taxable income.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002



12. RELATED PARTY TRANSACTIONS

      During the year the Company incurred directors consulting fees and salaries in the amount of $240,000 (2002, $240,000). At the year-end, the amount was unpaid and included in other payables and accrued expenses.

      These transactions were in the normal course of business and recorded at an exchange value established and agreed upon by the above mentioned parties.



13. MAJOR CUSTOMERS

      In 2002, the Company had three major customers which primarily accounted for 73% of the total revenue, of which 65% were in Europe and 35% were in Asia. In 2003, sales to two major customers accounted for 83% of the total revenue, all of which was in Europe.


14. SEGMENTED INFORMATION


                                    Israel          USA       Discontinued      Total
                                                               Operations


Gross revenue -          2003   $    10,767    $   436,790    $      --      $   447,557
                         2002        28,928      1,023,047           --        1,051,975

Net income (loss) -      2003      (692,726)      (945,642)       614,917     (1,023,451)
                         2002    (1,915,313)        81,906       (893,421)    (2,726,828)

Total assets -           2003       317,210        107,406           --          424,616
                         2002       311,613        220,178        449,067        980,858



      In 2003, the Company derived 97% (2002, 75%) of its revenues from sales to Europe and 3% (2002, 25%) from sales to the Far East.

M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002



15. DISCONTINUED OPERATIONS

      The Company accounted for the discontinued operations in accordance with SFAS No. 144 "Accounting for the impairment or disposal of long-lived assets" and SFAS No. 146 "Accounting for costs associated with exit or disposal activities". All assets within the discontinued operations have been written-down to fair value, and any gain or loss from the disposal of these assets has been recorded at the time of disposal.

      Due to the high costs and low revenues in the European application service provider (ASP) market, on November 11, 2003 the Company's management registered the liquidation of the English subsidiary, m-Wise Ltd., and its three subsidiaries in Italy, France and Spain, by creditors and local legal authorities. At the time of liquidation the total liabilities of the subsidiaries exceeded their net assets by $614,917. Due to the liquidation of the subsidiaries, the liabilities (trade payables) were only repaid to the extent of the assumption of assets by the creditors, resulting in a gain on disposal of discontinued operations of $524,917 (net of $90,000 of taxes). The gain on disposal was offset against the tax loss carryforwards of approximately $300,000 which were not initially recognized for accounting purposes (as described in note 11).

      The discontinued operations are comprised of the following:



                                    U.K. France Italy Spain Total


Gross revenue -          2003   $    --      $    --      $    --      $    --      $    --
                         2002     291,018       25,203      250,916         --        567,137

Net income (loss) -      2003     586,407      547,556     (617,403)      98,357      614,917
                         2002    (517,842)    (352,495)      84,261     (107,345)    (893,421)

Total assets -           2003        --           --           --           --           --
                         2002     109,643       74,292      220,237       44,895      449,067


M-WISE, INC.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002





15. DISCONTINUED OPERATIONS (cont'd)




                                          U.K. France Italy Spain



Cash -                           2003      --        --        --       --
                                 2002     7,301       138     1,053    3,156

Accounts receivable -            2003      --        --        --       --
                                 2002     6,411    52,714    40,004    9,314

Prepaid and sundry assets -      2003      --        --        --       --
                                 2002     7,412     3,324     2,603     --

Computer equipment (net) -       2003      --        --        --       --
                                 2002    88,054    18,117   176,578   32,425

Other equipment (net) -          2003      --        --        --       --
                                 2002       465      --        --       --

Trade accounts payable -         2003      --        --        --       --
                                 2002   501,754   249,396    71,729   76,410

Accrued expenses -               2003      --        --        --       --
                                 2002      --      66,966    34,741     --



16. RESTATEMENT OF FINANCIAL INFORMATION

    a) Correction of Accounting Errors

        The consolidated financial statements have been revised to reflect the correction of an error whereby offering costs that were charged to paid-in-capital have been expensed in the 2003 year. The effect of this revision is an increase in the net loss for 2003 of $60,000.

        The consolidated financial statements have been revised to reflect the gain from discontinued operation net of taxes and separately disclose the recovery of taxes on application of prior years' losses. There is no effect from this revision on the net loss for 2003.

    b)  Change in Accounting Policy

        The Company has accounted for revenue and costs for long-term contracts by the completed contract method in 2003, whereas in all prior years revenue and costs were determined by the percentage of completion method. Financial statements of prior years have been restated to apply the new method retroactively. The effect of the accounting change is an increase in the net loss for 2003 of $55,786. As there were no long-term contracts outstanding at the end of 2002, the accounting change has no effect on the prior year balances.

                                 m-Wise, Inc.

                        CONSOLIDATED FINANCIAL STATEMENTS

                     QUARTERS ENDED MARCH 31, 2004 AND 2003






                                    CONTENTS

Consolidated Balance Sheet                                                 1

Consolidated Statement of Deficit                                          2

Consolidated Statement of Operations                                       2

Consolidated Statement of Changes in Stockholders' Equity                  3

Schedule of Expenses                                                       4

Consolidated Statement of Cash Flows                                       5

Notes to Consolidated Financial Statements                              6-19



m-Wise, Inc.
Balance Sheet
March 31, 2004 and 2003

                                                            2004            2003
                                     ASSETS
Current

    Cash and cash equivalents                           $    77,231    $    20,078
    Accounts receivable - trade (net of allowance for
       doubtful accounts of $15,193, 2003, nil)              94,118        167,209
    Other receivables                                        12,354        108,605
    Prepaid and sundry assets                                23,713         84,858
                                                        --------------------------


                                                            207,416        380,750
Long-term Prepaid Expenses                                   11,111          6,064
Equipment                                                   250,703        442,787
Deferred Financing Fees                                      47,365           --
                                                        --------------------------


                                                        $   516,595    $   829,601
                                                        ==========================

                                   LIABILITIES
Current
    Bank indebtedness
                                                        $    15,760    $    21,596
    Trade accounts payable                                  191,219      1,014,896
    Other payables and accrued liabilities                  737,959        435,781
    Deferred revenue                                        409,780           --
    Notes payable - current portion                          28,200           --
                                                        --------------------------


                                                          1,382,918      1,472,273
Accrued Severance Pay (note 3)                               21,893         15,214
Notes Payable                                             1,817,036      1,807,988
Redeemable Preferred Shares (note 4)                           --        4,900,304
                                                        --------------------------


                                                          3,221,847      8,195,779
                                                        --------------------------

                            STOCKHOLDERS' DEFICIENCY
Capital Stock (note 5)
                                                        $   118,162    $    84,980
Paid in Capital                                           6,877,453      1,702,424
Accumulated Other Comprehensive Loss                           --         (118,978)
Accumulated Deficit                                      (9,700,867)    (9,034,604)
                                                        --------------------------

                                                         (2,705,252) (7,366,178)
                                                        --------------------------


                                                        $   516,595    $   829,601
                                                        ==========================

APPROVED ON BEHALF OF THE BOARD
      "SHAY BEN ASULIN"                               "MORDECHAI BROUDO"
-------------------------------                       ------------------
         Director                                          Director






m-Wise, Inc.
Consolidated Statement of Operations
Quarters Ended March 31, 2004 and 2003





                                                      2004              2003


Sales                                            $    123,969      $    155,695

Cost of Sales                                           8,267            28,650
                                                 ------------------------------


Gross Profit                                          115,702           127,045
                                                ------------------------------


Expenses
    General and administrative (page 4)               278,915           482,538
    Research and development (page 4)                  54,989           161,468
    Financial                                             901             3,314
    Redemption premium on Class B
        preferred shares (note 4)                        --             100,000
                                                 ------------------------------


                                                      334,805           747,320
                                                 ------------------------------


Loss Before Discontinued Operations                  (219,103)         (620,275)

    Loss on discontinued operations                      --              71,802
                                                 ------------------------------


Net Loss                                         $   (219,103)     $   (692,077)
                                                 ==============================


Basic Loss Per Share
   Before Discontinued Operations                $     (0.003)           (0.067)
                                                 ==============================


Basic Loss Per Share                             $     (0.003)           (0.075)
                                                 ==============================


Fully Diluted Loss Per Share
   Before Discontinued Operations                $     (0.003)           (0.067)
                                                 ==============================


Fully Diluted Loss Per Share (note 5)            $     (0.003)           (0.075)
                                                 ==============================


Basic Weighted Average Number of Shares            69,506,898         9,265,761
                                                 ==============================






m-Wise, Inc.
Consolidated Statement of Stockholders' Equity
Quarters Ended March 31, 2004 and 2003




                          Common Shares                  Preferred Shares          Accumulated
                                                                                   Other          Additional
                          Number of                      Number of                 Comprehensive  Paid in        Accumulated
                          Shares              $          Shares            $        Loss          Capital          Deficit
-----------------------------------------------------------------------------------------------------------------------------



Balance,
  January 1, 2003         5,260,428          8,943        268,382         2,684      (177,773)   $ 1,297,374    $(8,342,527)

Shares issued for
  offering costs         25,786,896         42,978           --            --            --          207,022           --

Shares issued for
  offering costs
  forfeited             (19,786,896)       (32,778)          --            --            --         (157,222)          --

7,025,778 warrants
  issued for deferral
  of debt for legal
  services rendered            --             --             --            --            --           10,000           --

Class "C" shares
  issued for
  obtaining line
  of credit                    --             --        6,315,258        63,153          --             --             --

Options vested for
  employee services-           --             --             --            --         345,250           --

Financial statement
  translation                  --             --             --            --          58,795           --             --

Net loss                       --             --             --            --            --             --         (692,077)
                        ---------------------------------------------------------------------------------------------------


Balance,
  March  31, 2003        11,260,428         19,143      6,583,640        65,837      (118,978)   $ 1,702,424    $(9,034,604)
                        ===================================================================================================


Balance,
  January 1, 2004        69,506,898        118,162           --            --            --      $ 6,869,184    $(9,481,764)

Options vested for
  employee services            --             --             --            --            --            8,269           --

Net Loss                       --             --             --            --            --             --         (219,103)
                        ---------------------------------------------------------------------------------------------------


Balance,
  March 31, 2004         69,506,898        118,162           --            --            --      $ 6,877,453    $(9,700,867)
                        ===================================================================================================




m-Wise, Inc.
Schedule of Expenses
Quarters Ended March 31, 2004 and 2003





                                                          2004           2003

General and Administrative

    Consulting                                         $ 121,352      $ 168,446
    Professional services                                 44,642         27,661
    Other expenses                                        31,152         12,125
    Communications                                        22,941         16,937
    Marketing                                             19,636        (19,661)
    Travel                                                17,549           --
    Payroll and related expenses                          13,086        269,227
    Rent                                                   5,248          6,014
    Depreciation                                           3,309          1,789
                                                      -------------------------

                                                       $ 278,915      $ 482,538
                                                       ========================


Research and Development
    Payroll and related expenses                       $  44,387      $  86,774
    Depreciation                                          26,162         24,153
    Travel                                                19,051         26,406
    Vehicle maintenance                                   15,945         21,414
    Subcontractors                                           892           --
    Materials and components                                 701          2,721
    Shipment and freight                                      21           --
    Government grant (note 6)                            (52,170)          --
                                                       ------------------------

                                                       $  54,989      $ 161,468
                                                       ========================






m-Wise, Inc.
Consolidated Statement of Cash Flows
Quarters Ended March 31, 2004 and 2003





                                                           2004          2003

Cash Flows from Operating Activities

    Net loss                                             $(219,103)   $(692,077)
    Adjustments required to reconcile net
     loss to net cash used in operating
      activities:
      Depreciation                                          29,471       64,350
      Increase in redemption premium on
         Class B preferred shares                             --        100,000
      Common shares issued for offering costs                 --         60,000
      Warrants issued for deferral of debt
         for legal services rendered                          --         10,000
      Wages and salaries paid by options                     8,269      345,250
      Accounts receivable - trade                          (44,153)     (51,285)
      Other receivables                                      3,322        8,914
      Prepaid and sundry assets                            (11,471)      (7,417)
      Deferred revenue                                     353,994         --
      Trade accounts payable                                (7,000)      78,815
      Other payables and accrued liabilities               (46,871)     (20,909)
      Long-term prepaid expenses                            (3,812)      10,954
      Deferred financing fees                                3,157      (63,153)
      Accrued severance pay                                  1,220       (6,363)
                                                         ----------------------


                                                            67,023     (162,921)
                                                         ----------------------


Cash Flows from Investing Activities
      Acquisition of equipment                             (23,799)     (41,524)
                                                         ----------------------


Cash Flows from Financing Activities
      Increase in notes payable                              5,677         --
      Bank indebtedness - gross                             (4,208)      15,757
                                                         ----------------------


                                                             1,469       15,757
                                                         ----------------------


Foreign Exchange Loss on Cash and Cash Equivalents            --         (6,809)
                                                         ----------------------


Net Increase (Decrease) in Cash and Cash Equivalents        44,693     (195,497)

Cash and Cash Equivalents - beginning of period             32,538      215,575
                                                         ----------------------


Cash and Cash Equivalents - end of period                $  77,231    $  20,078
                                                         ======================


m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003


1.    Description of Business and Going Concern

      a)    Description of Business

            m-Wise Inc. (the "Company") is a U.S. corporation which develops interactive messaging platforms for mobile phone-based commerc.ial applications, transactions and information services with internet billing capabilities.

            The Company has a wholly-owned subsidiary in Israel, which was incorporated in 2000 under the laws of Israel.

      b)    Going Concern

            The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative cash flows from operations that raise substantial doubt as to its ability to continue as a going concern. For the periods ended March 31, 2004 and 2003, the Company experienced net losses of $219,103 and $692,077 respectively.

            The Company is in an industry where operational fluctuation is usually higher than other ordinary industries. The accompanying financial statements reflect management's current assessment of the impact to date of the economic situation on the financial position of the Company. Actual results may differ materially from management's current assessment.

            The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing, continuing sale of its products and attaining profitable operations.

            Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all.

            The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003




2. Summary of Significant Accounting Policies

      The accounting policies of the Company are in accordance with U.S. generally accepted accounting principles, and their basis of application is consistent with that of the previous period. Outlined below are those policies considered particularly significant:

      a)    Basis of Presentation

            These unaudited interim financial statements reflect all adjustments that are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.

      b)    Reporting Currency

            A majority of the Company's revenues are generated in U.S. dollars. In addition, a substantial portion of the Company's costs are incurred in U.S. dollars. Management has determined that the U.S. dollar will be used as the Company's functional and reporting currency.

            Accordingly, financial statements of subsidiaries maintained in currencies other than the reporting currency are being translated into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52 (SFAS 52), "Foreign Currency Translation". All translation gains and losses are directly reflected separately in stockholders' equity as Accumulated Other Comprehensive Income or Loss.

            Foreign currency transactions of subsidiaries have been translated to their functional currencies at the rate prevailing at the time of the transaction. Realized foreign exchange gains and losses have been charged to income in the year.

            During the 2003 fiscal year, the subsidiaries whose reporting currency was other than US dollars were disposed and as such, the accumulated other comprehensive loss was adjusted to nil.

      c)    Cash and Cash Equivalents

            Cash equivalents include cash and highly liquid investments with initial maturities of three months or less.

      d)    Deferred Financing Fees

            Deferred financing fees relate to a non-interest bearing credit line facility of $300,000 provided by a shareholder as disclosed in note
            5. The fees being are amortized using the straight-line method over five years.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003




2. Summary of Significant Accounting Policies (cont'd)

      e)    Equipment and Depreciation

            Equipment are stated at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods:

                   Furniture and equipment     6-15%          Straight-line
                   Computer equipment            33%          Straight-line

      f)    Revenue Recognition

            The Company generates revenues from product sales, licensing, customer services and technical support.


            Revenues from products sales are recognized in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") and Statement of Position 97-2 "Software Revenue Recognition" and Statement of Position 81-1 "Accounting for Performance of Construction--Tyep and Certain Production--Type Contracts." The Company has primarily short-term contracts whereby revenues and costs in the aggregate for all contracts is expected to result in a matching of gross profit with period overhead or fixed costs similar to that achieved by use of the percentage of completion method. Revenue is recognized only after all three stages of deliverables are complete; installation, approval of acceptance test results by the customer and when the product is successfully put into real-life application. Customers are billed, according to individual agreements, a percentage of the total contract fee upon completion of work in each stage; approximately 40% for installation, 40% upon approval of acceptance tests by the customer and the balance of the total contract price when the software is successfully put into real-life application. The revenues, less its' associated costs, are deferred and recognized on completion of the contract and customer acceptance. Amounts received for work performed in each stage are not refundable.


            On-going service and technical support contracts are negotiated separately at an additional fee. The technical support is separate from the functionality of the products, which can function without on-going support.

            Technology license revenues are recognized in accordance with SAB No. 101 at the time the technology and license is delivered to the customer, collection is probable, the fee is fixed and determinable, a persuasive evidence of an agreement exists, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

            Revenues relating to customer services and technical support are recognized as the services are rendered ratably over the period of the related contract.

            The Company does not sell products with multiple deliverables. It is management's opinion that EITF 00-21, "Revenue Arrangements With Multiple Deliverables" is not applicable.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003



2. Summary of Significant Accounting Policies (cont'd)

      g)    Research and Development Costs

            Research and development costs are expensed as incurred.

      h)    Government Grants

            Government grants are recognized as income over the periods necessary to match them with the related costs that they are intended to compensate.

      i)    Use of Estimates

            The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      j)    Concentration of Credit Risk

            SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration. The Company maintains cash and cash equivalents with major Israel financial institutions.

            The Company's provides credit to its clients in the normal course of its operations. Depending on their size, financial strength and reputation, customers are given credit terms of up to 60 days. The Company carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent credit losses which, once they materialize, are consistent with management's forecasts.

            For other debts, the Company determines, on a continuing basis, the probable losses and sets up a provision for losses based on the estimated realizable value. For the periods ended March 31, 2004 and 2003, all uncollectible amounts have been written off and there was no further provision for doubtful accounts.

            Concentration of credit risk arises when a group of clients having a similar characteristic such that their ability to meet their obligations is expected to be affected similarly by changes in economic or other conditions. The Company does not have any significant risk with respect to a single client.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003




2. Summary of Significant Accounting Policies (cont'd)

      k)    Fair Value of Financial Instruments

            The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. At March 31, 2003 and 2004, the carrying amounts of cash equivalents, short-term bank deposits, trade receivables and trade payables approximate their fair values due to the short-term maturities of these instruments.

      l) Impact of Recently Issued Accounting Standards

            The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as currently required. The provisions of SFAS No. 144 were implemented for the year ending December 31, 2002 and did not have a material effect on the Company's financial position or operating results.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003




3.    Accrued Severance Pay

      The Company accounts for its potential severance liability of its Israel subsidiary in accordance with EITF 88-1, "Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan". The Company's liability for severance pay is calculated pursuant to applicable labour laws in Israel on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date for all employees. The Company's liability is fully accrued and reduced by monthly deposits with severance pay funds and insurance policies. As at March 31, 2003 and 2004, the amount of the liabilities accrued were $45,417 and $61,988 respectively. Severance pay expenses for the periods ended March 31, 2003 and 2004 were $544 and $1,890 respectively.

      The deposit funds include profits accumulated up to the balance sheet date from the Israeli company. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labour agreements. Cash surrender values of the deposit funds as at March 31, 2003 and 2004 were $30,203 and $40,095 respectively. Income earned from the deposit funds for 2003 and 2004 was immaterial.


4.    Redeemable Preferred Shares

      The Company has issued Series "B" preferred shares, redeemable at the option of the holder at a price equal to $8.17 per share plus 10% per annum from the date of purchase through the redemption date.

      The Company recorded the transaction in accordance with EITF D-98, "Classification and Measurement of Redeemable securities". As such, the preference shares have been presented outside of permanent equity at its redemption value. The premium on redemption is being charged to the statement of operations as incurred.

      On November 19, 2003, the Company, in accordance with the holders, agreed to convert 489,456 Series "B" preferred shares into 3,124,105 common shares at a ratio of 1 to 6.3828125. Following the conversion, the common shares were split on a 1 to 6 basis to 18,744,630 common shares as described in note 5.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003



5.    Capital Stock

        Authorized
          210,000,000      Common shares
          170,000,000      Preferred shares
                           Series "A": convertible, voting, par value of
                                       $0.0017 per share
                           Series "B": 10% non-cumulative dividend, redeemable,
                                       convertible, voting, par value of
                                       $0.0017 per share
                           Series "C": 10% non-cumulative dividend, convertible,
                                       voting, par value of $0.0017 per
                                       share


                                                                              2004          2003

        Issued

          69,506,898    Common shares (2003 - 11,260.428)                  $ 118,162     $ 19,143
                 nil    Series "A" Preferred shares (2003 - 268,382)           --           2,684
                 nil    Series "C" Preferred shares (2003 - 6,315,258)         --          63,153
                                                                           ----------------------

                                                                           $ 118,162     $ 84,980
                                                                           ======================


      On November 19, 2003, the Company, in accordance with the holders, agreed to convert all the 268,382 Class "A" and 489,456 Class "B" and 6,315,258 Class "C" preferred shares into common shares. Following the conversion, the Company granted a 1 to 6 forward stock split of its common shares. The conversion has been recorded prospectively in the consolidated financial statements, while the forward stock split has been recorded retroactively.


      Stock warrants and options:

      The Company accounted for its stock options and warrants in accordance with SFAS 123 "Accounting for Stock - Based Compensation" and SFAS 148 "Accounting for Stock - Based compensation - Transition and Disclosure." Value of options granted has been estimated by the Black Scholes option pricing model. The assumptions are evaluated annually and revised as necessary to reflect market conditions and additional experience. The following assumptions were used:


                                         2004                  2003

                                   Israel  International  Israel  International

         Interest rate                 5%       5%          5%         5%
         Expected volatility          50%      50%         50%        50%
         Expected life in years         8       10           8         10
m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003



5. Capital Stock (cont'd)


      Warrants:

      In April 2000, 56,180 warrants, equivalent to 337,080 after the 1 to 6 forward stock split, were issued to one of the shareholders with his preferred Class "A" shares for a total investment of $750,000. Warrants will expire in the event of an initial public offering of the Company's securities. Warrants have an exercise price for preferred Class "A" shares of the Company at $4.45 per share, equivalent to $0.74 after the 1 to 6 forward stock split. No value has been assigned to the warrants and the total investment net of par value of preferred Class "A" shares has been presented as additional paid in capital. The warrants for preferred Class "A" shares were converted into warrants for common shares on a 1 to 1 basis during the year.

      In January 2003, the Company issued 180,441 warrants for the Class "B" preferred shares of the Company for deferral of debt for legal services rendered, which was valued at $10,000. The Warrants will expire in 2010.

      The warrants for preferred Class "B" shares have been converted into warrants for common shares during the year at a ratio of 1 to 6.3828125. After the conversion, the warrants were further split at the ratio of 1 to 6 in accordance with the forward stock split of the common shares. After the conversion and the forward split, there were 7,025,778 warrants outstanding each convertible to 1 common share at par value.

      Capital Stock:

      In January 2003, the Company issued 4,297,816 common shares, equivalent to 25,786,896 after the 1 to 6 forward stock split, for $250,000 of offering costs with regard to the registration of its securities with the Securities Exchange Commission. In November 2003 it was agreed upon by the parties that the fair value of the offering costs was only $60,000 and therefore 19,786,896 of the post-split shares were forfeited. The offering costs have been charged to professional services expense in the year.

      In January 2003, the Company issued 6,315,258 Class "C" preferred shares at par value to a shareholder for providing a non-interest bearing credit line facility of $300,000. At March 31, 2004 the line of credit has not been utilized. The 6,315,258 Class "C" preferred shares were subsequently converted into 37,891,548 common shares post forward stock split.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003


5. Capital Stock (cont'd)

      Stock Options:

      In February 2001 the Board of Directors of the Company adopted two option plans to allow employees and consultants to purchase ordinary shares of the Company.

      Under the Israel 2001 share option plan management authorized stock options for 2,403,672 common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017, and under the International 2001 share option plan, stock options for 300,000 common shares having a $0.0017 nominal par value each and an exercise price of $0.0017. As of March 31, 2004, 3,672 options under the Israel 2001 share option plan for common stock were not yet granted.

      Under the Israel 2003 share option plan management authorized stock options (on a post conversion, post split basis) for 16,094,106 preferred Class "B" shares, which were converted to options for common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017, and under the International 2003 share option plan stock options (on a post conversion, post split basis) for 25,061,094 preferred Class "B" shares which were converted to options for common shares of the Company having a $0.0017 nominal par value each and an exercise price of $0.0017. As of March 31, 2004, 38,256 options under the Israel 2003 share option plan were not yet granted.

      The options vest gradually over a period of 4 years from the date of grant for Israel and 10 years (no less than 20% per year for five years for options granted to employees) for the International plan. The term of each option shall not be more than 8 years from the date of grant in Israel and 10 years from the date of grant in the International plan. The outstanding options that have vested have been expensed in the statements of operations as follows:

                Year ended December 31, 2001              $      9,000
                Year ended December 31, 2002                  -
                Year ended December 31, 2003                   384,889
                Quarter ended March 31, 2004                     8,269
                                                          ------------

                                                          $    402,158
                                                          ------------
m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003




5. Capital Stock (cont'd)

      The following table summarizes the activity of common stock options during 2004 and 2003:



                                                        2004                           2003

                                                  Israel    International      Israel     International


         Outstanding, beginning of period       18,455,850    25,361,094       600,000       300,000
            Granted                                --             --           1,800,000       --
            Exercised                              --             --             --            --
            Cancelled                              --             --             --            --
                                                ----------------------------------------------------
         Outstanding, end of period             18,455,850    25,361,094     2,400,000       300,000
                                                ====================================================
         Weighted average fair value
         of common stock options
         granted during the period              $    --       $   --          $ 18,000     $  --
                                                ====================================================

         Weighted average exercise
         price of common stock
         options, beginning of period           $   0.0017    $   0.0017     $  0.0017     $  0.0017
                                                ====================================================

         Weighted average exercise
         price of common stock
         options granted in the period          $    --       $    --         $ 0.0017     $    --
                                                ====================================================

         Weighted average exercise
         price of common stock
         options, end of period                 $   0.0017    $   0.0017     $  0.0017     $  0.0017
                                                ====================================================

         Weighted average remaining
         contractual life of
         common stock options                      7 years       9 years       8 years      10 years
                                                ====================================================


m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003




5. Capital Stock (cont'd)

      The following table summarizes the activity of preferred stock options during 2004 and 2003:


                                                        2004                       2003

                                                 Israel    International     Israel     International


         Outstanding, beginning of period          --            --            --             --
            Granted                                --            --        16,055,850    25,061,094
            Exercised                              --            --             --             --
            Preferred stock options
               converted to common                 --            --             --             --
            Cancelled                              --            --             --             --
                                               ----------------------------------------------------

         Outstanding, end of period                --            --       16,055,850     25,061,094
                                               ====================================================

         Weighted average fair value of
         preferred stock options
         granted during the period             $   --        $   --      $    27,360    $    42,604
                                               ====================================================

         Weighted average exercise price
         of preferred stock options,
         beginning of period                   $   --        $    --     $    --        $       --
                                               ====================================================

         Weighted average exercise
         price of preferred stock
         options granted in the period         $   --        $    --     $    0.0017    $    0.0017
                                               ====================================================

         Weighted average exercise
         price of preferred stock
         options, end of period                $    --       $    --     $    0.0017    $    0.0017
                                               ====================================================

         Weighted average remaining
         contractual life of
         preferred stock options                                               8 years      10 years
                                               ====================================================



      All outstanding preferred stock options have been cancelled and replaced with common stock options during the 2003 fiscal year at the ratio of 1 to 6.3828125.

      The stock options and the preferred shares have not been included in the calculation of the diluted earnings per share as their inclusion would be antidilutive.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003



6.    Government Grants

      During the quarter ended March 31, 2004 the Israeli subsidiary received approximately $52,000 from a joint Israeli-Singapore government grant program. The amount is being recorded as a reduction of the research and development expense incurred in the period. The total amount approved for the grant was $186,330, which the Company is recording on a cash basis.

      The Israeli subsidiary is required to repay the government agency royalties in the amount of 2.5% of gross sales from the products and services being developed relating to the grant, limited to the amount of the grant. If the product is not marketable, the grant will not be repaid. As at March 31, 2004 the products have been developed but no sales have been made. As such, no amount has been paid as royalties.


7.    Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This Standard prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

      Under SFAS No. 109 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Management determined that accounting values of its assets and liabilities recorded are not materially different from their tax values and therefore no deferred tax assets/liabilities have been setup to account for the temporary differences.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003



7. Income Taxes (cont'd)

      The Israeli subsidiary maintains an investment program in hardware and software in the amount of $75,000 and has been granted the status of "Approved Enterprise" under the Law for the Encouragement of Capital Investments, 1959 in Israel. This status entitles the Company to an exemption from tax on income derived there from for a period of 10 years starting in the year in which the Company first generates taxable income, but not later than 14 years from the date of approval which was received on December 2002 or 12 years from commencement of operations. The tax-exempt profits that will be earned by the Company's "Approved Enterprises" can be distributed to shareholders, without imposing tax liability on the Company only upon its complete liquidation. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits (depending on the level of foreign investment in the Company) currently between 10% to 25% for an "Approved Enterprise". Under SFAS 109, a deferred tax liability normally would be recorded relating to taxes that would be owed on the distribution of profits even if management does not intend currently to declare dividends. As at March 31, 2004 the Israel subsidiary has not reported any taxable income and there was an accumulated deficit of approximately $240,000. There was no deferred tax liability to be recorded in the period.

      The Company has deferred income tax assets as follows:

                                                       2004             2003

        Deferred income tax assets
          Non-capital losses carried forward      $   2,387,500      1,280,000
          Valuation allowance for deferred
             income tax assets                       (2,387,500)    (1,280,000)
                                                  ----------------------------
                                                  $      --             --
                                                  ============================

      The Company provided a valuation allowance equal to the deferred income tax assets because it is not presently more likely than not that they will be realized.

      The Company has accumulated tax losses in all of its subsidiaries. It is not likely that the Company will be able to generate income to utilize the tax loss. Therefore, no deferred tax assets have been set up to record the tax benefits.

      As at March 31, 2004, the Company has approximately $9,330,000 and $240,000 tax losses carried forward in its United States and Israeli subsidiaries. Losses in the United States subsidiary, if not utilized, will expire in twenty years from the year of origin, December 31, 2020 to December 31, 2023. For the Israel subsidiary, the losses can be carried forward indefinitely to reduce income taxes on future taxable income.

m-Wise, Inc.
Notes to Financial Statements
March 31, 2004 and 2003



8.    Related Party Transactions


      During the quarter the Company incurred directors consulting fees and salaries in the amount of $60,000 (2003, $60,000). At quarter-end, the amount was unpaid and included in other payables and accrued expenses.


      These transactions were in the normal course of business and recorded at an exchange value established and agreed upon by the above mentioned parties.

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.









                   TABLE OF CONTENTS
PAGE
Prospectus Summary..........................       2
Risk Factors................................       4
Additional Information......................       5
Dividend Policy.............................       5
Market Price of common stock................       6
Plan of Operation...........................       6
Business....................................       7
Management..................................      10
Principal stockholders......................      14
Selling stockholders........................      14
Plan of Distribution........................      21
Certain Transactions........................      21
Description of Securities...................      22
Interest of Named Experts and Counsel.......      23
Experts.....................................      23
Indemnification.............................      23
Financial Statements........................     F-1

-----------------------------------------------------
Until ______, 2004 (90 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.






                     M-WISE, INC.





                   6,000,000 SHARES





                      PROSPECTUS







                        , 2004

                                  M-WISE, INC.
                                     PART II


Item 24.    INDEMNIFICATION OF DIRECTORS AND

OFFICERS.


            We have adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under our articles of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recission.

            At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of us where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               Filing fee under the Securities Act of 1933         $     77.66
               Printing and engraving(1)                           $ 17,000.00
               Legal Fees                                          $ 33,000.00
               Blue Sky Fees                                       $  1,200.00
               Auditors Fees(1)                                    $ 20,000.00
               NASD Filing Fees                                    $    500.00
               Miscellaneous(1)                                    $  8,222.34
                                                                   -----------
               TOTAL(2)                                            $ 80,000.00




(1) Estimates
(2) Hilltek Investments Limited, a selling stockholder herein, will pay or has paid a portion of such expenses, currently estimated at $60,000, and the Company will pay all other expenses.


Item 26. RECENT SALES OF UNREGISTERED

SECURITIES.

During the past three years we have sold unregistered securities as described below. Unless otherwise indicated, there was no underwriter involved in any of the above transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed above. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for the sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities had adequate access to information about us. Each of the persons/entities listed below, other than Ogen LLC is an accredited investor as defined in Rule 501(a) of the Securities Act of 1933, as amended. To the best of our knowledge Ogen LLC is a "sophisticated investor" in that it has been represented to m-Wise that immediately prior to its sales of common stock to Ogen LLC, Ogen LLC had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of its investment in m-Wise.



                                    TYPE OF         NUMBER OF           TOTAL
PURCHASER                 DATE      SECURITY       SECURITIES           PRICE


Proton Marketing
  Associates, LLC       02/03/00    Common         1,995,840        $ 3,326.4(1)(6)

Putchkon.com, LLC       02/03/00    Common         1,552,320        $ 2,587.2(1)(6)


Chinese Whispers, LLC   02/03/00    Common           604,800        $ 1,008  (1)(6)

Ogen, LLC               02/03/00    Common           887,040        $ 1,478.4 (1)(6)
Doron Cohen            02/03/00     Common            64,170        $   106.95(1)(6)

Irit Cohen              02/03/00    Common            64,170        $   106.95(1)(6)


Yuval Horn              02/03/00    Common            92,088        $   153.48(1)(6)

Cap Ventures Ltd.       04/12/00    Series A       1,012,032        $  750,000(1)(2)(6)

Cap Ventures Ltd.       09/04/00    Series A         337,080        $  250,000(1)(6)

Cap Ventures Ltd.       11/15/00    Series A         261,180        $ 300,000(1)(6)


e-Street
  International, AG     01/09/01    Series B       1,468,368        $2,000,162(1)(6)

D.E.P. Technology
  Holdings Ltd.         01/09/01    Series B       1,468,368        $2,000,162(1)(6)

Doron Cohen -
 David Cohen,
 Law Offices            01/16/03    Warrants;      1,082,646                  (4)(6)
                                    Series B
Miretzky Holdings
Limited                 01/25/03    Series C      37,891,548                  (3)(6)

Hilltek Investments
 Limited                06/24/03    Common         6,000,000                  (5)(6)


(1)  Purchaser paid cash for its securities.
(2) Plus a warrant to purchase 337,080 shares of common stock, at an exercise price of $0.74 per share.
(3) In January 2003, m-Wise issued in consideration for the provision of a credit line in an amount of $300,000, 37,891,548 shares of Series C preferred stock to Miretzky Holdings Limited.

(4) On January 16, 2003, m-Wise issued Doron Cohen - David Cohen, Law Offices 1,082,646 warrants to purchase shares of Series B Preferred Stock in exchange for their agreement to defer payment of their fees for legal services rendered, the warrants were valued at $10,000. 20% of the shares underlying the warrants are currently held by Doron Cohen - David Cohen, Law Offices and the remaining 80% were transferred on January 23, 2003, to the beneficial owners of the law firm or their immediate family members:
     Mr. Doron Cohen, Ms. Irit Cohen and Mr. Yuval Horn.

(5) On June 24, 2003, m-Wise issued 6,000,000 shares of its common stock to Hilltek Investments Limited in exchange for consulting services rendered to us, valued at $60,000.

(6) All share amounts reflect a six-for-one forward split effected in November 2003 and do not reflect any conversion of preferred stock or exercise of warrants or options in shares of common stock.


Listed below is a list of options issued by us during the last three years pursuant to each of our Option Plans, each of the options were issued to employees of m-Wise:

Israel Share Option Plan (2001)

We have issued an aggregate of 2,400,000 options to purchase common Stock pursuant to our Israel Share Option Plan (2001) to our employees and certain former employees (including employees of our subsidiaries) for services rendered to us.

Nir Frishman and Barak Galili (beneficial owners of Ogen, LLC ) 600,000 options granted on January 16, 2003 Gabriel Kabazo 150,000 options granted on September 21, 2003 Nir Simionovich 360,000 options granted on September 21, 2003 Lior Zolty 180,000 options granted on September 21, 2003 Miri Malkin 210,000 options granted on September 21, 2003 Alona Shatchan 180,000 options granted on September 21, 2003 Shay Kahlon 360,000 options granted on September 21, 2003 Igor Gladishev 180,000 options granted on September 21, 2003 Oded Arbel 180,000 options granted on September 21, 2003

International Share Option Plan (2001):

We have issued an aggregate of 300,000 options to purchase shares of our common stock pursuant to our International Share Option Plan (2001) to an employee of our subsidiary in exchange for services rendered to us.

James Crossley (beneficial owner of Chinese Whispers , LLC ) 300,000 options granted on June 1, 2001

Israel Stock Option Plan (2003):

We have issued an aggregate of 16,055,850 options to purchase shares of our common stock pursuant to our Israel Stock Option Plan (2003) to our employees and certain former services providers (including employees and service providers of our subsidiaries) for services rendered to us.

Inter-Content Development for the Internet Ltd. 7,457,010 options granted on January 16, 2003 Gabriel Kabazo 402,114 options granted on September 21, 2003 Nir Simionovich 191,490 options granted on September 21, 2003 Zach Sivan 2,668,416 options granted on January 16, 2003 Asaf Lewin 5,336,820 options granted on January 16, 2003

International Share Option Plan (2003):

We have issued an aggregate of 25,061,094 options to purchase shares of our common stock pursuant to our International Share Option Plan (2003) to our employees and certain former employees (including employees of our subsidiaries) in exchange for services rendered to us.


Proton Marketing Associates, LLC 10,432,560 options granted on January 16, 2003 Putchkon. com, LLC 10,876,080 options granted on January 16, 2003 Rony Cohen 2,668,416 options granted on January 16, 2003 Leora Penchina 1,084,038 options granted on January 16, 2003



(1) Each option was issued to an employee or consultant of m-Wise in consideration for services rendered to m-Wise.

Item 27. EXHIBITS AND FINANCIAL SCHEDULES


3.      Certificate of Incorporation and Bylaws


3.1.    Amended and Restated Certificate of Incorporation(1)


3.2     Bylaws(1)

4.      Instruments defining the rights of security holders

4.1     Purchase and registration rights agreement and schedule of details.(1)

5.1     Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP(2)

10.     Material Contracts


10.1    Amended and Restated Employment Agreement with Mordechai Broudo(1)
10.2 Amendment to Amended and Restated Employment Agreement with Mordechai Broudo(1)
10.3    Amended and Restated Employment Agreement with Shay Ben-Asulin(1)
10.4 Amendment to Amended and Restated Employment Agreement with Shay Ben-Asulin(1)
10.5    Employment Agreement, Gabriel Kabazo(1)
10.6    Confidentiality rider to Gabriel Kabazo Employment Agreement(1)
10.7    Employment Agreement Asaf Lewin(1)
10.8    2003 International Share Option Plan (2)
10.9    Form of Option Agreement, 2003 International Share Option Plan(2)
10.10   2001 International Share Option Plan(2)
10.11   Form of Option Agreement, 2001 International Share Option Plan(2)
10.12   2003 Israel Stock Option Plan(2)
10.13   Form of Option Agreement, 2003 Israel Stock Option Plan(2)
10.14   2001 Israel Share Option Plan(2)
10.15   Form of Option Agreement, 2001 Israel Share Option Plan(2)

10.16   Investors' Rights Agreement dated January 11, 2001(1)
10.17   Stockholders Agreement(1)

10.18 Agreement for Supply of Software and Related Services dated October 14, 2002, by and between i Touch plc and m-Wise, Inc. (1)
10.19 Purchase agreement between m-Wise, Inc. and Comtrend Corporation dated May 22, 2002(1)

10.20 Amended and Restated Consulting agreement between Hilltek Investments Limited and m-Wise dated November 13, 2003(1)

10.21 Consulting agreement between Hilltek Investments Limited and m-Wise dated June 24, 2003, subsequently amended see exhibit 10.20 above (1)

10.22   Amendment to Investors' Rights Agreement dated October 2, 2003(1)


10.23   Appendices to 2003 Israel Stock Option Plan (1)

10.24   Appendices to 2001 Israel Share Option Plan (1)

10.25 Credit Line Agreement between m-Wise, Inc. and Miretzky Holdings, Limited dated January 25, 2004.(2)


21.     List of Subsidiaries(1)

23.     Consents of Experts and Counsel

23.1    Consent of SF Partnership LLP(2)

23.2    Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP included in
        Exhibit 5.1 hereto (1)

         All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

         (b) Financial Statement Schedules

         All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

(1) Previously filed. (2) Filed herewith.


Item 28.    UNDERTAKINGS.


            (a) The undersigned small business issuer hereby undertakes:

                 (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to RULE 424(B) (ss.230.424(b) of this chapter) if, in thE aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                      (iii) Include any material or changed information the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                 (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (f) The undersigned small business issuer hereby undertakes that it will:

                 (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                 (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it meets all the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tel Aviv, on July 9, 2004.


                                    M-WISE, INC.



                                     By:  /S/ SHAY BEN-ASULIN
                                          --------------------
                                          Shay Ben-Asulin
                                          Chairman


         In accordance with the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on July 9, 2004.



By:     /S/ SHAY BEN-ASULIN        Chairman
        ---------------------
        Shay Ben-Asulin


By:     /S/ GABRIEL KABAZO         Chief Financial Officer
        ---------------------      and Principal Accounting Officer
        Gabriel Kabazo


  By:   /S/ MORDECHAI BROUDO       Chief Executive Officer
        ---------------------      and  Director
        Mordecai Broudo

EXHIBIT INDEX

3.      Certificate of Incorporation and Bylaws


3.1.    Amended and Restated Certificate of Incorporation(1)


3.2     Bylaws(1)

4.      Instruments defining the rights of security holders

4.1     Purchase and registration rights agreement and schedule of details.(1)

5.1     Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP(2)

10.     Material Contracts


10.1    Amended and Restated Employment Agreement with Mordechai Broudo(1)
10.2 Amendment to Amended and Restated Employment Agreement with Mordechai Broudo(1)
10.3    Amended and Restated Employment Agreement with Shay Ben-Asulin(1)
10.4 Amendment to Amended and Restated Employment Agreement with Shay Ben-Asulin(1)
10.5    Employment Agreement, Gabriel Kabazo(1)
10.6    Confidentiality rider to Gabriel Kabazo Employment Agreement(1)
10.7    Employment Agreement Asaf Lewin(1)
10.8    2003 International Share Option Plan (2)
10.9    Form of Option Agreement, 2003 International Share Option Plan(2)
10.10   2001 International Share Option Plan(2)
10.11   Form of Option Agreement, 2001 International Share Option Plan(2)
10.12   2003 Israel Stock Option Plan(2)
10.13   Form of Option Agreement, 2003 Israel Stock Option Plan(2)
10.14   2001 Israel Share Option Plan(2)
10.15   Form of Option Agreement, 2001 Israel Share Option Plan(2)

10.16   Investors' Rights Agreement dated January 11, 2001(1)
10.17   Stockholders Agreement(1)

10.18 Agreement for Supply of Software and Related Services dated October 14, 2002, by and between i Touch plc and m-Wise, Inc. (1)
10.19 Purchase agreement between m-Wise, Inc. and Comtrend Corporation dated May 22, 2002(1)

10.20 Amended and Restated Consulting agreement between Hilltek Investments Limited and m-Wise dated November 13, 2003(1)

10.21 Consulting agreement between Hilltek Investments Limited and m-Wise dated June 24, 2003, subsequently amended see exhibit 10.20 above (1)

10.22   Amendment to Investors' Rights Agreement dated October 2, 2003(1)


10.23   Appendices to 2003 Israel Stock Option Plan (1)

10.24   Appendices to 2001 Israel Share Option Plan (1)

10.25 Credit Line Agreement between m-Wise, Inc. and Miretzky Holdings, Limited dated January 25, 2004.(2)


21.     List of Subsidiaries(1)

23.     Consents of Experts and Counsel

23.1    Consent of SF Partnership LLP(2)

23.2    Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP included in
        Exhibit 5.1 hereto (1)



         All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

         (b) Financial Statement Schedules

         All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

         (1) Previously filed. (2)Filed herewith.